UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MetroPCS Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 21, 2008
Dear Stockholder,
I am pleased to invite you to attend MetroPCS Communications, Inc. 2008 Annual Meeting of Stockholders to be held on Friday, May 23, 2008, at 10:00 a.m., local time, at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas, 75082.
At this year’s Annual Meeting, we will be electing one member to our Board of Directors, as well as considering the ratification of the appointment of Deloitte & Touche LLP as our independent auditors.
Attached you will find a notice of Annual Meeting and proxy statement that contain further information about the Annual Meeting, including how to obtain an admission card if you plan to attend in person, the different methods that you may use to vote your proxy, and the actions to be taken at the Annual Meeting.
Your vote is important to us and our business. Whether or not you plan to attend the Annual Meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it as promptly as possible. I encourage you to sign and return your proxy card, or use the telephone or Internet voting prior to the Annual Meeting, so that your shares will be represented and voted at the Annual Meeting even if you cannot attend. Additionally, our 2007 Annual Report is being sent to you along with the proxy statement which contains information about MetroPCS Communications, Inc. and its financial performance.
Thank you for your continued interest in and support of MetroPCS Communications, Inc.
Sincerely yours,

Roger D. Linquist
Chairman of the Board of Directors, President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to Be Held on May 23, 2008
This proxy statement, along with MetroPCS Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 and other proxy materials, are available on the Company’s website at www.metropcs.com under the Investor Relations tab.
Notice of 2008 Annual Meeting of Stockholders

Date:	May 23, 2008
Time:	10:00 a.m. Local Time
Place:	Eisemann Center
2351 Performance Drive
Richardson, Texas 75082
     At the MetroPCS Communications, Inc. 2008 Annual Meeting, or Annual Meeting, of Stockholders you will be asked to:
1.	Elect a Director to the Company’s Board of Directors;

2.	Ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company to serve for the 2008 fiscal year; and

3.	Consider any other business that is properly before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
     The Board of Directors has established the close of business on April 15, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and any continuation, adjournment or postponement thereof.
     You may vote on the items to be considered at the Annual Meeting in person, by mailing a proxy card, by following the alternate voting procedures described in the proxy card or you may vote your shares by returning the voter information form provided by your bank or broker. Please review the instructions for the various voting options available that are provided on the proxy card. You may also see our questions and answers about the Annual Meeting and the voting options for additional information, including how to revoke your proxy and how to vote your shares in person.
     If you plan on attending the Annual Meeting in person, you will need an admission ticket. If you are a registered stockholder, an admission ticket is attached to your proxy card. If your shares are not registered in your name, you should ask the broker, bank or other institution that holds your shares to provide you with a copy of your account statement or a letter from the firm confirming that you own the Company’s common stock as of April 15, 2008. You can obtain an admission ticket to the Annual Meeting by presenting this confirming documentation at the Annual Meeting. All stockholders will be required to show valid, government issued, picture identification which must match the admission ticket information.

     You are invited to attend the Annual Meeting, but whether or not you attend in person, you are urged to mark, date and sign the enclosed proxy card and return it to the Company or use an alternate voting option described in the proxy card.
By Order of the Board of Directors

Roger D. Linquist
Chairman of the Board of Directors, President and
Chief Executive Officer
Dallas, Texas
April 21, 2008
YOUR VOTE IS IMPORTANT
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.
HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE
PROMPTLY MARK, DATE AND RETURN YOUR PROXY OR FOLLOW ANY OTHER VOTING
PROCEDURE DESCRIBED ON THE PROXY CARD SO THAT YOUR SHARES MAY BE VOTED AND
SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED.

PROXY STATEMENT
     Beginning April 21, 2008, the Board of Directors, or the Board, is mailing this Proxy Statement and proxy card to MetroPCS Communications, Inc. stockholders of record as of the close of business on April 15, 2008 to solicit proxies in connection with the election of a director to MetroPCS Communications, Inc.’s, or the Company’s Board, to ratify Deloitte & Touche LLP as the Company’s independent auditors for the 2008 fiscal year, and to vote on any other business properly before the 2008 Annual Meeting of Stockholders, or the Annual Meeting, and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas, 75082 commencing at 10:00 a.m. local time. We refer to MetroPCS Communications, Inc. and its wholly-owned subsidiaries herein as the “Company,” “our Company,” “MetroPCS,” “we,” “our,” “ours,” or “us.”
     The stockholders of record of the Company’s common stock, par value $0.0001, or the Common Stock, at the close of business on April 15, 2008, or the Record Date, are entitled to notice of and to vote at the Annual Meeting, or at any adjournments or postponements of the Annual Meeting. Each owner of record on the Record Date is entitled to one vote for each share of Common Stock held by such owner. As of April 10, 2008, there were 348,557,170 shares outstanding of our Common Stock. We need a majority of the shares of our Common Stock outstanding on the Record Date present, in person or by proxy, to hold the Annual Meeting.
     This is the first Annual Meeting of Stockholders of MetroPCS Communications, Inc. since the Company’s initial public offering of its Common Stock in April 2007. The Board encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting. The Company’s Annual Report to Stockholders, which contains the consolidated audited financial statements for the year ended December 31, 2007, accompanies this Proxy Statement. You may also obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 that was filed with the Securities and Exchange Commission, or the SEC, without charge, by writing to MetroPCS Communications, Inc., 2250 Lakeside Boulevard, Richardson, Texas 75082, Attention: Investor Relations or telephoning our Investor Relations department at (214) 570-4641. The Annual Report on Form 10-K is also available on the Company’s website under the Investor Relations tab at http://www.metropcs.com.

Questions and Answers about the Annual Meeting and Voting
Why did I receive these materials?
     Stockholders of the Company at the close of business on the Record Date of April 15, 2008 are entitled to vote at the Company’s Annual Meeting to be held on May 23, 2008 at 10:00 a.m. local time. This Proxy Statement provides notice of the Annual Meeting, describes the two proposals presented for stockholder action and includes information required to be disclosed to all of our stockholders. While we encourage you to attend the Annual Meeting and vote in person with the admission card included in the materials, we also have included a proxy card, or Proxy Card, which provides stockholders of our Common Stock with a means to vote on the two proposals to be considered at the Annual Meeting without having to attend the stockholder meeting in person by designating someone as your proxy to vote the Company Common Stock you own. We have designated two of our officers as proxies for the Annual Meeting: J. Braxton Carter, our Executive Vice President and Chief Financial Officer, and Thomas C. Keys, our Chief Operating Officer.
What shares are included on the Proxy Card?
     If you are a stockholder of record of the Company’s Common Stock as of the Record Date, that is you own shares of our Common Stock registered in your own name, you will receive only one Proxy Card for all the shares of Common Stock you hold in certificate form and book-entry form.
     If you hold shares of Common Stock through a broker or similar institution, this institution is the “registered holder” on the Company’s stock register and such shares are said to be held in a “street name.” In such case, the beneficial owner of the shares does not appear on the Company’s stock register and the Company distributes this Proxy Statement and the Proxy Card to the “registered holder” which is your broker or its nominee. When a broker holds shares for someone else, brokers inform the Company of how many clients they have who are beneficial owners of the Company’s Common Stock and the Company then provides the broker, or its agent, with that number of proxy materials as requested. Each broker or its agent must then forward the proxy materials to you, its client, to obtain your vote. When you receive proxy materials from your broker, they will instruct you to return your executed Proxy Card to the broker. The broker will then total the votes it receives and submit a Proxy Card reflecting the aggregate votes of all the beneficial owners for whom it holds shares.
How do I vote?
     You may vote by written Proxy Card, either through direct submission to the Company of your executed Proxy Card if you are the registered owner of such shares on the Company’s stock register, or through execution of your Proxy Card promptly returned to your broker for submission to the Company when you hold your shares through a broker. In either circumstance, you should sign and date your Proxy Card and indicate your voting preference on each proposal. However, Proxy Cards received after May 23, 2008 at 10:00 a.m. local time may not be considered unless the Annual Meeting is postponed or adjourned and then only until the postponed or adjourned Annual Meeting is held.
     You also may vote by touchtone phone from the U.S. and Canada, using the toll-free number on the Proxy Card, or through the Internet, using the procedures and instructions described on the Proxy Card. The deadline for voting by touchtone phone and Internet is 11:59 p.m. Eastern Time, on May 22, 2008. Note that the telephone and Internet voting procedures are designed to authenticate stockholder’s identities, to allow the stockholder to vote their shares, and to confirm that their voting instructions have been properly recorded. Again, telephone and Internet voting will be considered at the Annual Meeting if completed prior to the time specified in the proxy materials or such time as the Annual Meeting may be postponed or adjourned.
     You also may vote in person at the Annual Meeting.

How are the votes recorded? And, what is the effect if I do not vote?
     If the Company receives a valid Proxy Card from you either by mail, phone or Internet (e.g., signed by the record owner and dated), your shares will be voted as indicated in your voting preference selection. If you return your signed and dated Proxy Card without indicating your voting preference or otherwise do not indicate your voting preference via phone or Internet, your shares will be voted in favor or FOR each proposal.
     If you indicate that you wish to abstain from voting on a Proposal, your shares will not be voted on that Proposal. Your vote, however, will count towards the quorum necessary to hold the Annual Meeting.
     If you hold your shares in a street name and do not provide voting instructions to your broker or nominee at least ten days prior to the Annual Meeting, your broker/nominee has the discretion whether to vote your shares on routine matters as determined by the New York Stock Exchange, but in no event can your broker/nominee vote your shares on non-routine matters. This is referred to as a “Broker Non-Vote” and these are not counted in the vote totals but are included for determining whether quorum is present. The Company believes that both Proposals set forth in this Proxy Statement are routine matters in which your broker/nominee may vote your shares as a Broker Non-Vote.
     If you are a registered holder of our Common Stock and do not send in your Proxy Card, or otherwise elect to vote via phone or Internet, your vote will not be counted towards either Proposal or for the purpose of establishing the quorum at the Annual Meeting.
Can I change my vote or revoke my proxy?
     Yes, you may change or revoke your Proxy Card at any time prior to the vote on the matters at the Annual Meeting. If you are a registered holder of our Common Stock you may revoke your Proxy Card by delivering a written revocation prior to the date and time of the Annual Meeting to the Company’s Corporate Secretary at our principal address, by submitting another valid Proxy Card with a later date either by mail, phone or Internet, or by attending the Annual Meeting in person and giving the Company’s Inspector of Elections notice of your intent to vote your shares in person. If your shares are held in a street name, you must contact your broker/nominee in order to revoke your Proxy Card. If you intend to revoke your Proxy Card, you must ensure that such revocation is received by the Company’s Corporate Secretary prior to the date and time of the Annual Meeting, or by the time in which it may be postponed or adjourned. Any revocation received as of or after that date will not be effective. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
What vote is required for quorum at the Annual Meeting?
     In order to transact business at the Annual Meeting, a majority of the outstanding shares of the Company’s Common Stock that are entitled to vote on the date of the Annual Meeting must be represented in person or by proxy at the Annual Meeting. If a quorum is not present at the Annual Meeting, the meeting will be adjourned and postponed to a later date.
How many votes are required to approve each Proposal?
     Stockholders of record as of the Record Date will be entitled to one vote per share of Common Stock held by such stockholder on all matters to be voted upon.
     Each director that is standing for election is elected by a plurality of the votes cast with respect to such director.
     The ratification of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2008 requires an affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote thereon.

What do I need in order to attend the Annual Meeting?
     If you are a registered holder of our Common Stock, an admission ticket is attached to your Proxy Card. However, if you hold shares of the Company’s Common Stock in a street name, you should ask the broker, bank or other institution that holds your shares to provide you with a copy of your account statement or a letter from your firm confirming that you own the Company’s Common Stock as of the close of business on April 15, 2008. You can obtain an admission ticket by presenting this documentation at the Annual Meeting.
     All attendees of the Annual Meeting will be required to show valid, government issued, picture identification which matches their Proxy Card or account documentation to gain admission to the Annual Meeting.
     For safety and security purposes, we do not permit anyone to bring camera, recording equipment, large bags, briefcases or packages into the meeting room or to otherwise record or photograph the Annual Meeting. We would also ask that all attendees do not bring in cell phones or otherwise turn off all cell phones, pagers, and other electronic devices.
Are the votes confidential?
     Yes, all votes remain confidential except as necessary (1) to tabulate the votes and allow an independent inspector to certify the results of the vote, (2) to meet applicable legal requirements, (3) to assert or defend claims for or against the Company, (4) in the case of contested proxy solicitation, and (5) if a stockholder makes a written comment or requests disclosure on the Proxy Card that such vote is to be communicated to management of the Company.
Who will tabulate and count the votes?
     Votes will be counted and certified by the Inspector of Elections, who are employees of American Stock Transfer & Trust Company, or AST, the Company’s independent Transfer Agent. Your Proxy Card will be returned directly to Broadridge Investor Communication Solutions who will report voting results to AST.
What is the cost of the proxy solicitation?
     The Company bears all of the cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of all proxy materials. The Company also reimburses brokers, fiduciaries, custodians and other institutions for their costs in forwarding the proxy materials to the beneficial owners of our Common Stock. The Company and its directors, officers, and regular employees also may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.
Where can I find the voting results for each Proposal?
     Voting results will be available on the Company’s website at www.metropcs.com under the Investor Relations tab shortly after the conclusion of the Annual Meeting.
Can I access the proxy materials and the Company’s Annual Report on the Internet?
     Yes, the Notice of Annual Meeting, Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2007 are available on the Company’s website at www.metropcs.com under the Investor Relations tab.

Election of Director
(Proposal 1)
Board of Directors
     MetroPCS’ Third Amended and Restated Certification of Incorporation, or Certificate of Incorporation, provides that the number of directors that shall constitute the entire Board shall be fixed in a manner provided by our Third Amended and Restated Bylaws, or Bylaws, which provide that the number of directors constituting the full Board shall be fixed by resolution of the Board. Effective at the Annual Meeting date, our Board will consist of six members. The Board is in the process of recruiting one or more additional directors and may increase the size of the Board of Directors in the future if and when it recruits and decides to appoint additional directors. Our directors are divided into three classes with staggered three-year terms. Class I directors are standing for election. Mr. Walker C. Simmons, a Class I director whose term expires at the Annual Meeting, informed the Company in March 2008 that he would not be standing for re-election. Accordingly, Roger D. Linquist, our President, Chief Executive Officer and Chairman of the Board, is the only Class I director standing for re-election upon the expiration of his term at the Annual Meeting. Mr. Linquist, the nominee listed below, is being nominated to serve for a three-year term at the recommendation of our Nominating and Corporate Governance Committee. Our Board has approved the nomination.
     Mr. Linquist has consented to stand for re-election and, if elected, Mr. Linquist will hold office until the 2011 Annual Meeting of Stockholders and until his successor is elected and qualified, unless he earlier resigns, retires, passes away or otherwise no longer serves as a director.
     Our Bylaws provide that directors are to be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting entitled to vote. Shares represented by executed proxies received by the Company will be voted, unless otherwise marked withheld or excepted, FOR Mr. Linquist. In the event Mr. Linquist should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Mr. Linquist has agreed to serve if elected and we have no reason to believe that Mr. Linquist will be unable or unwilling to serve if elected. For information on the related party transactions with Mr. Linquist, see “Transactions with Related Persons.”
     The following biography provides information on Mr. Linquist’s occupation and business experience, age and other directorships held in public companies as of March 31, 2008.
ROGER D. LINQUIST
Mr. Linquist co-founded our Company and has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception, our President from inception through June 2007 and from December 2007 to the present, and our Secretary from inception until October 2004. Prior to forming our Company, in 1989, Mr. Linquist founded PageMart, Inc. (which became a wholly-owned subsidiary of Pagemart Wireless, Inc. who changed its name to Weblink Wireless, Inc. and is now known as USA Mobility), a U.S. paging company and served as PageMart’s Chief Executive Officer from 1989 to 1993, and as Chairman from 1989 through March 1994, when he resigned to form our Company. Mr. Linquist also served as a director of PageMart Wireless, Inc. from June 1989 to September 1997, and was a founding director of the Cellular Telecommunications and Internet Association.
The Board of Directors recommends that you vote
FOR
the election of Roger D. Linquist.

Executive Management
     The following table sets forth information concerning the executive officers and directors of the Company, including their ages, as of March 31, 2008. The executive officers of MetroPCS Communications, Inc. also serve as executive officers of all of our wholly-owned subsidiaries. Roger D. Linquist and J. Braxton Carter also serve as directors of MetroPCS, Inc. and our corporate wholly-owned subsidiaries, and Mr. Linquist also serves as the sole manager of each of our wholly-owned limited liability company subsidiaries. Our directors are divided into three classes with staggered three-year terms: Class I directors’ terms expire in 2008; Class II directors’ terms expire in 2009; and Class III directors’ terms expire in 2010.

Name	Age	Position
Roger D. Linquist	69	President, Chief Executive Officer and Chairman of the Board of Directors
Thomas J. Bolger	57	Senior Vice President, Human Resources
J. Braxton Carter	49	Executive Vice President and Chief Financial Officer
Douglas S. Glen	50	Senior Vice President, Corporate Development
Herbert C. Graves	52	Senior Vice President, Market Operations, West
Thomas C. Keys	49	Chief Operating Officer
Christine B. Kornegay	44	Vice President, Controller and Chief Accounting Officer
Malcolm M. Lorang	74	Senior Vice President and Chief Technology Officer
John J. Olsen	51	Vice President and Chief Information Officer
Mark A. Stachiw	46	Executive Vice President, General Counsel and Secretary
Keith D. Terreri	43	Vice President Finance and Treasurer
Robert A. Young	57	Senior Vice President, Market Operations, Northeast
W. Michael Barnes	65	Director
C. Kevin Landry	63	Director
Arthur C. Patterson	64	Director
James N. Perry, Jr.	47	Director
John Sculley	68	Director
     Roger D. Linquist co-founded our Company and has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception, our President from inception through June 2007 and from December 2007 to the present, and our Secretary from inception until October 2004. Mr. Linquist is a Class I director and is standing for re-election at the Annual Meeting. Prior to forming our Company, in 1989, Mr. Linquist founded PageMart, Inc. (which became a wholly-owned subsidiary of PageMart Wireless, Inc. upon merger and who changed its name to Weblink Wireless, Inc. and is now known as USA Mobility), a U.S. paging company and served as PageMart’s Chief Executive Officer from 1989 to 1993, and as Chairman from 1989 through March 1994, when he resigned to form our Company. Mr. Linquist also served as a director of PageMart Wireless, Inc. from June 1989 to September 1997, and was a founding director of the Cellular Telecommunications and Internet Association.
     Thomas J. Bolger became our Senior Vice President, Human Resources in August 2007. Prior to joining our Company, Mr. Bolger served as a founder and managing partner of Waveland International, a professional services/executive recruiting firm, from 1997 to August 2007. Mr. Bolger has spent 20 years in human resources and 16 years in the talent management and consulting arena.
     J. Braxton Carter became our Executive Vice President and Chief Financial Officer in February 2008. From March 2005 to February 2008, Mr. Carter served as our Senior Vice President and Chief Financial Officer. In December 2005, Mr. Carter became a director of MetroPCS, Inc., MetroPCS Wireless, Inc. and certain of its subsidiaries. Mr. Carter previously served as a director of MetroPCS Wireless, Inc. and its wholly-owned subsidiaries from July 2001 to December 2004. Previously, Mr. Carter served as our Vice President, Corporate Operations from February 2001 to March, 2005. Prior to joining our Company, Mr. Carter was Chief Financial Officer and Chief Operating Officer of PrimeCo PCS, the successor entity of PrimeCo Personal Communications formed in March 2000. He held various senior management positions with PrimeCo Personal Communications, including Chief Financial Officer and Controller, from 1996 until March 2000. Mr. Carter also has extensive senior management experience in the retail industry, spent ten years in public accounting and is also a certified public accountant.
     Douglas S. Glen became our Senior Vice President, Corporate Development in February 2008. Previously, Mr. Glen served as our Senior Vice President, Corporate Operations from June 2006 until February 2008. Prior to joining our Company, Mr. Glen served as the Vice President of Wireless Solutions and Business Development at BearCom from October 2004 to June 2006 where he led the initiative to launch new wireless broadband enterprise solutions through a national direct sales force. Before joining BearCom in 2004, from September 2002 to November 2003, Mr. Glen was the Senior Vice President and Chief Operating Officer of WebLink Wireless, Inc. (formerly PageMart Wireless, Inc., the surviving entity upon merger with PageMart, Inc. that is now known as USA Mobility) directing numerous operations of the company including sales, business development, network services, information technology, distribution, customer service, and marketing departments. From July 2001 to September 2002, Mr. Glen was Senior Vice President and Chief Network Officer of WebLink Wireless, Inc., directing the planning, engineering and operations of the company’s wireless messaging network. From November 2000 to July 2001, he served as WebLink Wireless, Inc.’s Vice President, Business Sales Division, overseeing the sales and customer care operations for many of the company’s strategic business units, including national accounts, field sales, resellers and telemetry.
     Herbert “Chip” Graves became our Senior Vice President, Market Operations, West, in August 2007. Previously, Mr. Graves served as our Vice President and General Manager, San Francisco, from March 2002 until August 2007. Prior to joining our Company, Mr. Graves served with Sprint PCS, Inc. as their area vice president for Southern California from September 2000 to March 2002, as their area vice president for Northern California from August 1998 to September 2000, and as their director, San Francisco district, from March 1997 to August 1998. Prior to his service with Sprint PCS, Inc., Mr. Graves served as General Manager for GTE Mobilnet in San Diego from 1995 to 1997 and as legal counsel with GTE Mobilnet from 1993 to 1995. He served in various positions from 1989 to 1991 with Chrysler Capital in Atlanta, from 1984 to 1988 with Scientific Games, and from 1982 to 1984 with Cox Cable Communications. Mr. Graves began his career as an attorney with Buchanan Ingersoll in Pittsburgh from 1980 to 1981.
     Thomas C. Keys became our Chief Operating Officer in June 2007. From June 2007 to December 2007, Mr. Keys also was our President. Previously, Mr. Keys served as our Senior Vice President, Market Operations, West, from January 2007 until June 2007, and as our Vice President and General Manager, Dallas, from April 2005 until January 2007. Prior to joining our Company, Mr. Keys served as the President and Chief Operating Officer for VCP International Inc., a Dallas-based wholesale distributor of wireless products, from July 2002 to April 2005. Prior to joining VCP International Inc., Mr. Keys served as the Senior Vice President, Business Sales for WebLink Wireless, Inc. (formerly PageMart Wireless, Inc., the surviving entity upon merger with PageMart, Inc. that is now known as USA Mobility) from March 1999 to June 2002, which included leading and managing the national sales and distribution efforts, and in other senior management positions with WebLink Wireless, Inc. from January 1993 to March 1999.
     Christine B. Kornegay joined our Company as Vice President, Controller and Chief Accounting Officer in January 2005. Previously, Ms. Kornegay served as Vice President of Finance and Controller for Allegiance Telecom, Inc. from January 2001 to June 2004. Ms. Kornegay served as Vice President of Finance and Controller of Allegiance Telecom, Inc. when it initiated bankruptcy proceedings in May 2003. Prior to joining Allegiance Telecom, Inc. in January 2001, Ms. Kornegay held various accounting and finance roles with AT&T Wireless Services from June 1994 through January 2001. Ms. Kornegay has over 13 years experience in the telecommunications industry and is also a certified public accountant.
     Malcolm M. Lorang co-founded our Company and became our Senior Vice President and Chief Technical Officer in January 2006. Previously, Mr. Lorang served as our Vice President and Chief Technical Officer from our inception to January 2006. Prior to joining our Company, Mr. Lorang served as Vice President of Engineering for PageMart Wireless, Inc. (formerly PageMart, Inc. which became a wholly-owned subsidiary of PageMart Wireless, Inc. upon merger and changed its name to Weblink Wireless, Inc., which is now known as USA Mobility) from 1989 to 1994.

     John J. Olsen joined our Company as Vice President and Chief Information Officer in April 2006. Mr. Olsen was formerly the Vice President and Chief Technology Officer at GTESS Corporation and was responsible for GTESS’ core technology products and information technology services. Prior to joining GTESS in May 2004, Mr. Olsen held senior information technology positions with Sprint Corporation focused on Software/Product Development for Sprint’s consumer business and Sprint’s nationwide technology infrastructure. From December 1997 through August 2001, Mr. Olsen was Vice President of Information Services and Chief Information Officer at NEC Business Network Solutions. Mr. Olsen began his information technology career in the U.S. Air Force at the School of Aerospace Medicine and spent two years as a Senior Consultant at General Electric, Aerospace Division.
     Mark A. Stachiw became our Executive Vice President, General Counsel and Secretary in February 2008. From January 2006 until February 2008, Mr. Stachiw served as our Senior Vice President, General Counsel and Secretary. Previously, Mr. Stachiw served as our Vice President, General Counsel and Secretary from October 2004 until January 2006. Mr. Stachiw also previously served as director of MetroPCS Wireless, Inc. and its wholly-owned subsidiaries from December 2004 until December 2005. Prior to joining our Company, Mr. Stachiw served as Senior Vice President and General Counsel, Allegiance Telecom Company Worldwide for Allegiance Telecom, Inc. from September 2003 to June 2004, and as Vice President and General Counsel, Allegiance Telecom Company Worldwide from March 2002 to September 2003. Mr. Stachiw served as Vice President and General Counsel, Allegiance Telecom Company Worldwide for Allegiance Telecom, Inc., when it initiated bankruptcy proceedings in May 2003. Prior to joining Allegiance Telecom, Inc., from April 2001 through March 2002, Mr. Stachiw was Of Counsel at Paul, Hastings, Janofsky and Walker, LLP, and represented national and international telecommunications firms in regulatory and transactional matters. Before joining Paul Hastings, Mr. Stachiw was the chief legal officer for Verizon Wireless Messaging Services (formerly known as AirTouch Paging and PacTel Paging) and was Vice President and General Counsel from April 2000 through March 2001, and Vice President, Senior Counsel and Secretary from April 1995 through April 2000.
     Keith D. Terreri joined our Company as Vice President Finance and Treasurer in July 2006. Prior to joining us, Mr. Terreri served as the Vice President, Finance and Treasurer of Valor Communications Group, Inc. from July 2001 to July 2006. Mr. Terreri was Vice President, Finance and Treasurer of RCN Corporation from December 1999 to June 2001 and Director of Finance from January 1998 to December 1999. Mr. Terreri has 9 years experience in the telecommunications industry. Mr. Terreri originally began his career in public accounting and is also a certified public accountant.
     Robert A. Young became our Senior Vice President, Market Operations, Northeast, in February 2008. From January 2007 until February 2008, Mr. Young served as our Executive Vice President, Market Operations, East. Previously Mr. Young served as our Executive Vice President, Market Operations from May 2001 until January 2007. Prior to joining our Company, Mr. Young served as President of the Great Lakes Area of Verizon Wireless from February 2001 until April 2001, and as President of Verizon Wireless Messaging Services (formerly known as AirTouch Paging and PacTel Paging) from April 2000 until January 2001. Prior to joining Verizon Wireless Messaging Services, Mr. Young held various positions with PrimeCo Personal Communications, including Vice President — Customer Care from April 1998 until April 2000, President — Independent Region from October 1997 until October 1998, and Vice President/General Manager — Houston from May 1995 until September 1997.
     W. Michael Barnes, a director of our Company since May 2004 and a Class II director, held several positions at Rockwell International Corporation (now Rockwell Automation, Inc.) between 1968 and 2001, including Senior Vice President, Finance & Planning and Chief Financial Officer from 1991 through 2001. Mr. Barnes also serves as a director of Advanced Micro Devices, Inc.
     C. Kevin Landry, a director of our Company since August 2005 and a Class III director, currently serves as the Chairman of the Board of Directors of TA Associates, Inc., which through its funds, is an investor in our Company. TA Associates, founded in 1968, is one of the oldest and largest private equity firms in the world and focuses on investing in private companies and helping management teams build their businesses. Mr. Landry previously served as a director on the board of directors of Alex Brown Incorporated, Ameritrade Holding Corporation, Biogen, Continental Cablevision, Instinet Group, Keystone Group, SBA Communications, Standex International Corporation and the National Venture Capital Association.

     Arthur C. Patterson, a director of our Company since its inception and a Class III director, is a Founding General Partner of Accel Partners, a venture capital firm, located in Palo Alto, California. Affiliates of Accel Partners are investors in MetroPCS Communications. Mr. Patterson also serves as a director of iPass, Actuate and several privately held companies.
     James N. Perry, Jr., a director of our Company since November 2005 and a Class III director, is a Managing Director of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the communications industry. Prior to founding Madison Dearborn Partners, Inc., Mr. Perry was with First Chicago Venture Capital for eight years. An affiliate of Madison Dearborn Partners, Inc. is an investor in MetroPCS Communications. Mr. Perry also presently serves on the boards of directors of Asurion Corporation, Sorenson Communications Holdings, LLC, The Topps Company, Inc., Univision Communications, Inc. and Catholic Relief Services.
     John Sculley, a director of our Company since its inception and a Class II director, has been a partner in Sculley Brothers, a private investment capital firm, since June 1994. Mr. Sculley is an investor in our Company. Mr. Sculley also serves on the boards of directors of InPhonic and several privately held companies.

Corporate Governance
     The Board is elected by the stockholders to exercise its business judgment to oversee, advise and monitor the overall success of the Company’s business and its financial strength.
Director Independence
     The Board evaluates the independence of each director in accordance with applicable laws and regulations and the listing standards of the New York Stock Exchange as set forth in the Company’s Corporate Governance Guidelines and as required under applicable law. The Board considers all relevant facts and circumstances in making an independence determination, including among other things, an affirmative determination that the director has no material relationship with the Company directly, or as an officer or as a stockholder or partner of an entity that has a material relationship with the Company.
     The following circumstances will not be considered material in the determination of independence:
•	A director who serves as an Interim or acting Chairman and/or Interim or acting CEO of the Company will not be deemed a former employee for the purpose of determining independence and as such, the director will retain his independent status when his service as Interim or acting Chairman or Interim or acting CEO ends;

•	An otherwise material relationship that is based on having an immediate family member of the director serving as an officer of the Company or an officer of a Company affiliate will be deemed immaterial upon the death or incapacitation of that immediate family member;

•	An otherwise material relationship that is based on the director’s or the director’s immediate family member’s connection to a significant customer, supplier or provider of the Company or its affiliates will be deemed immaterial if the Board, in its business judgment, determines that the commercial transactions between the Company or one of its affiliates and the significant customer, supplier or provider were conducted at arm’s length in the ordinary course of business and that such a relationship is immaterial in light of all circumstances; or

•	An otherwise material relationship that is based on the director’s immediate family member when the family member is no longer considered an immediate family member.
     The Board has determined that all non-employee directors of the Company are independent and also has affirmatively determined the independence of each of the members of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and the Finance and Planning Committee.
     Mr. Linquist is the President and Chief Executive Officer of the Company and as such is not an independent director.
Nomination Process and Director Candidate Selection
     The nominating and corporate governance committee, or Nominating and Corporate Governance Committee, is responsible for identifying, screening and recommending candidates to the Board. The Nominating and Corporate Governance Committee may consider director candidates from numerous sources, including stockholders, directors and officers. The Board is responsible for nominating directors for election by the stockholders and filling any vacancies on the Board that may occur.
     In its assessment of each candidate, the Nominating and Corporate Governance Committee considers, among other things, the strategic contacts and involvement in business and civic affairs of each nominee, the financial, regulatory and business experience of each nominee, the nominee’s experience in the telecommunications industry or other industries, and the integrity, honesty and reputation of each candidate. Qualified candidates for election will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. If a candidate is approved by the Nominating and Corporate Governance Committee, he will then be interviewed by all others members of the Board. If appropriate, a candidate may also be interviewed by other members of the Company’s executive management. The full Board will approve all final nominations after considering the recommendations of the Nominating and Corporate Governance Committee.
     With regard to the incumbent director whose term is set to expire, the Nominating and Corporate Governance Committee reviewed the director’s overall service during the director’s term, including the number of meetings attended, his level of participation, the quality of his performance and whether he meets the independence standards set forth under applicable laws, regulations and the New York Stock Exchange listing standards. Each candidate for re-election as a director must consent to stand for re-election and the incumbent director nominated for election, Mr. Linquist, has agreed to stand for re-election.
     The Nominating and Corporate Governance Committee will consider director candidates recommended by the Company’s stockholders as provided in the Company’s Bylaws. The stockholder’s notice must contain the following for each nominee: the written consent of each proposed nominee to serve as director if so elected, the name, age, citizenship and address of the proposed nominee and the stockholder, the principal occupation of each nominee, the class and number of shares of the Company’s Common Stock beneficially held by the stockholder and all information required by the Company’s director questionnaire then in use by the Company.
Board Composition
     MetroPCS’ Certification of Incorporation provides that the number of directors that shall constitute the entire Board shall be fixed in a manner provided by our Bylaws, which provide that the number of directors constituting the full Board shall be fixed by resolution of the Board. As of the Annual Meeting, our Board of Directors will consist of six members. The Board is in the process of recruiting one or more additional directors and may increase the size of the Board in the future if and when it recruits and decides to appoint additional directors. The directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meeting of stockholders in 2008, 2009 and 2010, respectively. Mr. Linquist is a Class I director, Messrs. Barnes and Sculley are Class II directors, and Messrs. Landry, Patterson and Perry are Class III directors. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. This classification of directors could have the effect of increasing the length of time necessary to change the composition of a majority of our Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of our Board.
Board Committees
     The standing committees of our Board consist of an audit committee, a nominating and corporate governance committee, a compensation committee and a finance and planning committee.
     The current members of each committee of the Board are listed below:

		Finance and	Nominating and Corporate
Audit Committee	Compensation Committee	Planning Committee	Governance Committee

W. Michael Barnes, Chairman	John Sculley, Chairman	Arthur C. Patterson, Chairman	James N. Perry, Jr. Chairman
John Sculley	C. Kevin Landry	James N. Perry, Jr.	C. Kevin Landry
Walker C. Simmons	Arthur C. Patterson	C. Kevin Landry	Arthur C. Patterson
James N. Perry, Jr.
     Audit Committee. The members of the audit committee, or the Audit Committee, are currently Messrs. W. Michael Barnes, as chairman, John Sculley, and Walker C. Simmons, each of whom has been affirmatively determined by our Board to be independent in accordance with the listing standards of the New York Stock Exchange and other applicable rules and laws. Each member of the Audit Committee meets the standards for financial knowledge for listed companies. They are not the Company’s auditors or accountants, do not perform “field work” and are not full-time employees of the Company. Our Board has determined that W. Michael Barnes is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K because

Mr. Barnes previously served as the Chief Financial Officer of Rockwell International Corporation. The applicable securities laws and regulations provide that an Audit Committee member who is designated as an Audit Committee financial expert will not be deemed to be an “expert” for any purpose as a result of being identified as an “audit committee financial expert” pursuant to Item 407 of Regulation S-K. Mr. Walker C. Simmons has elected to not stand for re-election to the Board, and the Board is in the process of appointing another independent director to the Audit Committee.
     The responsibilities of the Audit Committee include, among other responsibilities:
•	overseeing, reviewing and evaluating our financial statements, the audits of our financial statements, our accounting and financial reporting processes, the integrity of our financial statements, our disclosure controls and procedures and our internal audit functions;

•	appointing, compensating, retaining and overseeing our independent auditors;

•	pre-approving permissible non-audit services to be performed by our independent auditors, if any, and the fees to be paid in connection therewith;

•	overseeing our compliance with legal and regulatory requirements and compliance with ethical standards adopted by us;

•	establishing and maintaining whistleblower procedures;

•	evaluating periodically our Code of Business Conduct and Ethics; and

•	conducting an annual self-evaluation.
     The Audit Committee is authorized by its charter to employ consultants and outside counsel. The Audit Committee relies on the information provided by management and the independent auditors. The Audit Committee does not have the duty to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate.
     The Audit Committee met 15 times in fiscal year 2007. A copy of the Audit Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the Investor Relations tab.
Audit Committee Report
     In the performance of its oversight responsibilities, the Audit Committee (1) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2007; (2) discussed with the Company’s independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended; (3) received the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and (4) discussed with the Company’s independent auditors the auditors’ independence and considered whether the provision of services to the Company by the independent auditor is consistent with maintaining their independence.
     Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal financial controls and the preparation of the Company’s financial statements. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Company’s independent auditor is also responsible for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting and issuing a report thereon. We rely, without independent verification, on the information provided to us and on the representations made by management and the Company’s independent auditor. Based on the review and discussion, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission. We also selected Deloitte & Touche LLP as the Company’s independent auditor for fiscal year 2008 and are presenting the selection to the stockholders of the Company for ratification at the Annual Meeting of Stockholders.
The Audit Committee:
W. Michael Barnes, Ph.d., Chairman
John Sculley
Walker C. Simmons
     Nominating and Corporate Governance Committee. The members of our Nominating and Corporate Governance Committee are Messrs. James N. Perry, Jr. as chairman, Arthur C. Patterson, and C. Kevin Landry, each of whom has been affirmatively determined by our Board to be independent in accordance with applicable rules and laws. The responsibilities of the Nominating and Corporate Governance Committee include, among other responsibilities:
•	assisting in the process of identifying, recruiting, evaluating and nominating candidates for membership on our Board and the committees thereof;

•	developing processes regarding the consideration of director candidates recommended by stockholders and stockholder communications with our Board;

•	conducting an annual self-evaluation and assisting our Board and our other committees of the Board in the conduct of their annual self-evaluations; and

•	developing and recommending corporate governance principles.
     The Nominating and Corporate Governance Committee is authorized by its charter to employ consultants and outside counsel. It may also form and delegate authority to subcommittees of the Nominating and Corporate Governance Committee.
     The Nominating and Corporate Governance Committee met three times in fiscal year 2007.
     Compensation Committee. The members of our compensation committee, or the Compensation Committee, are Messrs. John Sculley, as chairman, Arthur C. Patterson, James N. Perry, Jr. and C. Kevin Landry, each of whom has been affirmatively determined by our Board to be independent in accordance with applicable rules and laws. The responsibilities of the Compensation Committee include, among other responsibilities:
•	developing and reviewing general policy relating to compensation and benefits;

•	reviewing and evaluating the compensation discussion and analysis prepared by management;

•	evaluating the performance of the Company’s chief executive officer and reviewing and making recommendations to our Board concerning the compensation and benefits of our chief executive officer, our directors and our other corporate officers;

•	overseeing our chief executive officer’s decisions concerning the performance and compensation of our other corporate officers;

•	administering our stock option and employee benefit plans;

•	preparing an executive compensation report for publication in our annual proxy statement; and

•	conducting an annual self-evaluation.

     The Compensation Committee is authorized by its charter to employ compensation and other consultants. It may also form and delegate authority to subcommittees of the Compensation Committee. During 2007, the Compensation Committee employed Towers Perrin, an employee benefits and compensation consulting firm, to assist the Committee in evaluating executive compensation and benefits. A consultant from Towers Perrin attended at the Compensation Committee’s request Compensation Committee meetings where executive officer compensation discussed and provided information, research and analysis pertaining to executive compensation and benefits as requested by the Compensation Committee. Towers Perrin also updated the Compensation Committee on market trends and made recommendations for establishing the market values of compensation for the executives of our Company.
     The Compensation Committee sets compensation levels based on the skills, experience and achievements of each executive officer, taking into account the market rates recommended by Towers Perrin and the compensation recommendations by the Chief Executive Officer, except with respect to his own position. The Compensation Committee believes that input from both management and the consultant provides useful information and points of view to assist the Compensation Committee in determining compensation.
     The Compensation Committee met 13 times in fiscal year 2007. A copy of the Compensation Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the Investor Relations tab.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report and such other filings with the Securities and Exchange Commission as may be appropriate.
Submitted by the Compensation Committee of the Board of Directors:
John Sculley, as Chairman
C. Kevin Landry
Arthur C. Patterson
James N. Perry, Jr.
     The material contained in this Compensation Committee Report is not soliciting material, is not to be deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.
     Finance and Planning Committee. The members of our finance and planning committee, or Finance and Planning Committee, are Messrs. Arthur C. Patterson, as chairman, C. Kevin Landry and James N. Perry, Jr. The responsibilities of the Finance and Planning Committee include, among other responsibilities:
•	monitoring our present and future capital requirements and business opportunities;

•	overseeing, reviewing and evaluating our capital structure and our strategic planning and financial execution processes;

•	making recommendations to our Board regarding acquisitions, dispositions and our short and long-term operating plans; and

•	advising senior management on the organizational structure, including making recommendations to our Board regarding appointments of persons to be officers of the Company.

     The Finance and Planning Committee met 28 times in fiscal year 2007. A copy of the Finance and Planning Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the Investor Relations tab.
Board Attendance at Meetings
     Directors are expected to attend all meetings of our Board and each committee on which they serve. In 2007, our Board met 17 times. During 2007, each director attended over 85% of the total number of Board meetings and committee meetings on which each director served. The incumbent director standing for election, Mr. Linquist, attended all of the Board Meetings.
     The independent non-management directors meet regularly in private executive sessions. Additionally, the Board reviews the performance and approves the compensation of our chief executive officer in an executive session.
Stockholder Communications
     The Board has approved procedures to facilitate communications between the directors, employees, stockholders and other interested third parties. Any person wishing to contact the Chairman of the Board, the Board as a whole or any individual director may do so in writing addressed to the Company as follows:
MetroPCS Communications, Inc.
The Board of Directors c/o Corporate Secretary
2250 Lakeside Boulevard
Richardson, Texas 75082
Corporate Governance and Code of Ethics
     Our Board has adopted corporate governance guidelines, or Guidelines, which set forth the framework within which the Board, together with its committees, directs the affairs of the Company. The Guidelines provide for, among other things, the role and function of the Board, director qualifications, director independence and compensation. The Board has also adopted a Code of Ethics, which establishes the standards of ethical conduct applicable to all of our directors, officers, employees, consultants and contractors. The Code of Ethics addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of ethics, employee misconduct, conflicts of interest or other violations. Our Guidelines and the Code of Ethics are publicly available under the Investor Relations tab on our website at www.metropcs.com. Any waiver of our Code of Ethics with respect to our chief executive officer, chief financial officer, controller or persons performing similar functions may only be authorized by our Audit Committee and will be disclosed as required by applicable law.

COMPENSATION DISCUSSION AND ANALYSIS
     Our compensation program reflects our corporate philosophy regarding pay for executive officers and supports our business objective of attracting and retaining experienced executives and aligns the interest of executives with stockholder interests. We provide what we believe is a competitive total compensation package to our executive officers through a combination of base salary, annual cash performance awards, long-term equity incentive awards and broad-based benefits programs.
     We place significant emphasis on pay for performance-based incentive compensation programs, which are paid when certain Company and individual performance goals are achieved and/or when our Common Stock price appreciates or specific measurable milestones are achieved. This Compensation Discussion and Analysis explains the objectives and philosophy of our executive compensation program, policies and practices with respect to the chief executive officer, chief financial officer, and the other three most highly-compensated executive officers of the Company, which are collectively referred to as our named executive officers, and also provides discussion and analysis regarding the Company’s compensation to our named executive officers.
Overview of 2007 Compensation
     We believe that the total compensation paid to our named executive officers for the fiscal year ended December 31, 2007 achieves the overall objectives of our executive compensation program. In accordance with our established overall objectives, executive compensation is weighted heavily toward pay for performance and is competitive with market pay levels. In alignment with our established executive compensation philosophy, we continue to move towards paying our named executive officers total compensation above median pay levels for similar companies in our industry for outstanding performance and achievement.
     For 2007, our chief executive officer received total compensation of approximately $7.5 million, which included a base salary of $0.6 million, stock-based compensation with a value of approximately $6.0 million and non-equity incentive plan compensation of approximately $0.9 million. Based on our market analysis, the base salary and total cash compensation paid to our chief executive officer for 2007 was below market median pay level. The total compensation and elements thereof paid to each of our other named executive officers during 2007 is set forth below in the Summary Compensation Table and the table entitled “Grants of Plan-Based Awards.” See “Summary of Compensation — Summary Compensation Table and Grants of Plan-Based Awards.”
The Objectives of Our Executive Compensation Program
     Our Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers, including our named executive officers. Our executive officers are recommended by the Finance and Planning Committee and appointed by our Board. Our Compensation Committee is composed entirely of non-employee independent directors. See “Corporate Governance — Board Committees — Compensation Committee.”
     Our executive compensation programs are designed to achieve the following objectives:
•	Attract, retain and motivate talented and experienced executives in the highly competitive and dynamic wireless telecommunications industry;

•	Recognize, compensate and reward executives whose knowledge, skills and performance are critical to our success, and whose achievements are warranted;

•	Align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and reward such executive officers when specific, measurable milestones are achieved;

•	Provide a competitive compensation package which is weighted heavily towards pay for performance, and in which total compensation is primarily determined by achievement of company/team goals and individual results, and the creation of stockholder value;

•	Ensure fairness among the executive officers by recognizing the contributions each executive officer makes to our success;

•	Foster a shared commitment among executive officers by coordinating their company/team and individual performance goals in a meaningful and collaborative manner; and

•	Appropriately compensate our executives to manage our business to meet or exceed our long-range objectives.
Our Compensation Principles
      Comparative Framework
     We strive to provide a total compensation package that is competitive with total compensation provided in our industry in order to attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our stockholders. We benchmark our executive compensation program, which consists of base salary, annual cash performance awards and long-term equity incentive awards, as well as our performance results in relation to other companies in our industry and general industry companies of similar size in terms of revenue and market capitalization. To do so, the Compensation Committee with assistance from its compensation consultant, Towers Perrin, and with input from the Company selects a group of public telecommunications companies to use as a peer group in determining the competitiveness of the Company’s compensation to our named executive officers. The Company and the Compensation Committee’s consultant review the compensation of both our public peer group and a select database of additional representative companies to establish the market compensation for our executive officers. Towers Perrin and Frederic W. Cook and Co., Inc. provided consultation services for the Compensation Committee in 2006, with Towers Perrin solely providing such consultation services in 2007.
     We believe that using a public peer group with the select database of other companies provides the best approach to making sure that our compensation is competitive with other companies where we may recruit executive officers or which may be recruiting our executive officers. We believe that this group of companies provides an appropriate peer group because they consist of similar organizations against whom we compete for executive talent. We annually review the companies in our peer group and add or remove companies as necessary to ensure that our peer group comparisons are meaningful.
     Specifically, we used the following market data from our peer companies to establish our salary and target annual cash and long-term incentive levels for 2007:
•	Data in proxy statement filings from public wireless telecommunications companies we believe are comparable to us based on revenue and market capitalization, including:
•	Alltel Corporation;

•	Centennial Communications Corporation;

•	Dobson Communications Corporation;

•	Leap Wireless International Inc.;

•	Rural Cellular Corporation;

•	SunCom PCS Holding; and

•	United States Cellular Corp.

•	Published survey data from other public and private companies in the Compensation Committee consultant’s database to determine appropriate compensation levels based on revenue levels in general industry and the telecommunications industry. The survey data includes telecommunications companies in Towers Perrin’s General Industry Executive Compensation Survey.
     We use the market median (50th percentile) pay among the Company’s peer group companies as discussed under “Compensation Practices” below, to guide us in establishing appropriate base salary levels for each of the executive officers. To arrive at an appropriate base salary for our named executive officers, we consider the median of the data gathered from proxy statements for the positions of the named executive officers in relation to the named executive officers of our peer group as well as the 50th percentile of data from published surveys for each position. The Company believes, based on its competitive analysis of its peer group and select other telecommunications companies, that there is generally a correlation between the compensation paid to executive officers and a company’s revenues. In order to properly analyze the industry data, the compensation data gathered by the Company and the compensation consultant is analyzed using a linear regression analysis to represent the market median (50th percentile) of each executive position. In order to emphasize the importance of our incentive compensation plan, we provide the opportunity for individuals who exceed targeted performance levels to receive total compensation above the median of market pay. Thus, if our performance on company/team and individual goals exceeds targeted levels, our executives have the opportunity, through our annual cash performance award and long-term equity incentive compensation awards, to receive total compensation above the median of market pay.
     For each executive officer, we consider the relevance of data of our peer group, considering:
•	Our business need for the executive officer’s skills, as well as the business need of the executive to our peer group of companies;

•	The value of the overall experience and professional expertise that the executive officer affords to the broader goals and long-term objectives of our business;

•	The contributions that the executive officer has made or we believe will make to our success;

•	The transferability of the executive officer’s experience and managerial skills to other potential employers, particularly in the telecommunications industry; and

•	The readiness of the executive officer to assume a more significant role with us or another potential employer.
     We believe our executive compensation program is reasonable when considering our business strategy, our compensation philosophy, the competitive market pay data, the competitiveness of the wireless industry and because of the significant growth that we have achieved year over year and expect to achieve in the future. Further, many of our executive officers have a number of years of experience in both the telecommunications industry and in senior management which requires us to ensure that our compensation program is competitive with other companies which may try to recruit our executive officers. We also provide for significant upside opportunities for our executives through our annual cash performance awards which, in 2007, ranged from 65% to 100% at target and 130% to 200% of our executive officer’s base compensation if the Company and the executive officer achieve the maximum payout. In order to achieve the maximum payout under our annual cash performance awards for the company/team component, the Company must achieve a certain percentage over the target goal set by the Board and if the target goal is missed by more than a certain percentage no payment is made. An officer’s annual cash performance award payout is calculated based on the following formula:
Annual cash performance award payout = Company/Team Payout + Individual Payout Portion
Executive’s base salary x performance target award % x Company’s financial results against established goals x service proration, if appropriate, x 70%, weighting = company/team payout
+
Executive’s base salary x performance target award % x executive’s individual performance factor % x service proration, if appropriate, x 30%, weighting = individual payout portion.

Example:	If the executive’s base salary was $100,000 and he were in his position for the entire year (e.g. no proration required)
Performance target award % is 40%
Company performance results in 130% company/team payout, and Performance Rating is excellent resulting in a 150% individual performance factor

	Company/Team Payout Portion =	$100,000 x 40% = $40,000 x 130% x 100% = $52,000 x 70% = $36,400

	Individual Payout Portion =	$100,000 x 40% = $40,000 x 150% x 100% = $60,000 x 30% = $18,000

	Total Payout =	$36,400 + $18,000 = $54,400
     Our executive officers have generally achieved better than the target annual cash performance award payouts in the past. The targets for our annual cash performance awards are tied to the Company’s annual business plan which is reviewed and approved by the Board annually and achievement of the targets is not assured.
     Performance Based Pay
     Our executive compensation program emphasizes pay for performance. We believe that a substantial portion of each executive officer’s compensation should be in performance-based pay. The compensation package for our executive officers includes base salary and annual cash performance awards, which are both paid in cash, and equity incentive plans, which are awarded in the form of options to acquire the Company’s Common Stock. We believe our compensation packages align an executive’s compensation with our short-term and long-term performance goals and objectives.
     Performance is measured based on the achievement of specific, measurable milestones, stockholder return, individual performance goals set by an executive’s supervisor or the Board for our chief executive officer, as well as achievement of company/team goals established by our Board relative to our Board approved annual business plan. The goals for our company/team and individual measures are established at the beginning of each year so that target attainment is not assured. The attainment of payment for performance at target or above will require strong company performance and significant effort on the part of our executive officers.
     Annual cash performance awards granted under our Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan, or the 2004 Plan, are earned based on performance measures that are aligned with our business strategy and are recommended by the Compensation Committee and approved by the Board at the beginning of each fiscal year. For 2007 and 2008, the Compensation Committee recommended and the Board approved the following annual cash performance awards:
•	For 2007, the annual cash performance award under the 2004 Plan was based on the following performance measures:
•	Company/Team Component:
•	Achievement of Operating Market Targets:
•	Gross margin;

•	Adjusted EBITDA per average subscriber; and

•	Capital expenditures per ending subscriber at year-end.

•	New Markets Build Out:
•	Construction/market readiness goals for new markets; and
•	Discretionary Component.
•	Individual performance measures, such as achievement of strategic objectives and individual goals set by such individual and demonstration of compliance with our core values.
•	For 2008, the annual cash performance award, which is made under the 2004 Plan, will be based on the following performance measures:
•	Company/Team Component:
•	Achievement of Operating Market Targets:
•	Gross margin;

•	Adjusted EBITDA per average subscriber;

•	Net subscriber additions; and

•	Capital expenditures per ending subscriber at year-end.
•	New Markets Build Out:
•	Construction/market readiness goals for new markets; and
•	Discretionary Component.

•	Individual performance measures, such as achievement of strategic objectives and individual goals set by such individual and demonstration of compliance with our core values.
     The company/team component of the annual cash performance award for the executive officers is determined based on the Company’s consolidated results against the performance goals recommended by the Compensation Committee and approved by the Board. For purposes of the annual cash performance award under the 2004 Plan, the following terms are defined or determined as follows:
•	Gross margin is defined as the Company’s gross revenues less Enhanced 911 revenues, Federal Universal Service Fund revenues and the total cost of equipment.

•	Adjusted EBITDA per average subscriber is determined by dividing the Company’s Adjusted EBITDA by the sum of the average monthly number of customers during the year.

•	Net subscriber additions are determined by subtracting the number of customers on our system at the beginning of the year from the number of customers on our system at the end of the year.

•	Capital expenditures per ending subscriber is determined by dividing the total balance of property, plant and equipment and microwave relocation costs at the end of the year by the number of customers at the end of the year.

•	The construction/market readiness and new market percent of build goals are intended to provide focus on the successful launch of the new market for the management team during the market construction period. Each year, milestones are established specific to new markets, and payout is determined by percent achievement of these objectives across all new markets.

     These business measures are designed to create incentives for the executive officers of our Company to grow the Company’s subscribers and revenue, including the launch of new geographic areas, while at the same time ensuring that the Company maintains strict cost control and that the growth the Company experiences is profitable. The measures are also designed to give executive management of the Company the flexibility to respond to changes in market conditions. The gross margin measure is designed to reflect our strategy of developing new markets, growing top line revenue, and expanding our market share in existing markets. To ensure we efficiently develop and expand our markets, the Adjusted EBITDA per average subscriber measure motivates our executives to manage our costs and to take into account the appropriate level of expenses expected with our growth in number of subscribers. The net subscriber addition measure is designed to incent our executives to continue to grow the total number of subscribers of the Company. The capital expenditures per ending subscriber measure is designed to ensure that the appropriate level of investment is being made in our networks consistent with our growth. The construction/market readiness goals for new markets and new market percent of build measure exists to provide focus during the market construction period.
     As noted above, the Company/team performance measure also has a discretionary component which is recommended by the Compensation Committee and approved by the Board at the end of the fiscal year. This component provides the Board with flexibility to consider factors other than financial performance. The discretionary component provides recognition for contributions made to the overall health of the business and is intended to capture how the Company has performed in areas that are not quantified in the major metrics. Historically, the discretionary performance portion of the annual cash performance award has been set at the overall performance of the Company against the other financial/operational measures.
     Our long-term equity incentive program for 2007 and 2008 consists of awards of options to acquire our Common Stock which require growth in our Common Stock price in order for our executive officers to realize any value. We award stock options to align the interests of our executive officers to the interests of the stockholders through appreciation of our Common Stock price. We select the amount of the award based on the long term component of the competitive market data established through the peer group and select other company data.
      Comprehensive Benefits Package
     We provide a competitive benefits package to all full-time employees that includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits, and a 401(k) savings plan. However, we do not match individual’s contributions to the 401(k) plan. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the named executive officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers.
     For newly hired or promoted executive officers, we also may pay relocation benefits when the person hired or promoted must move to a new work location more than 50 miles from their existing residence. For non-executive officers, if the employee leaves during the first year of employment, the employee is obligated to repay the relocation benefits. However, executive officers are not obligated to return the relocation benefits if they cease employment with the Company during the first year.
Policies of Our Executive Compensation Program
     We have adopted the following material policies related to our executive compensation program:
•	Allocation between long-term and currently paid out compensation: The short-term current compensation we currently pay consists of base pay and annual cash performance awards in the form of cash. The long-term compensation consists entirely of awards of stock options to acquire our Common Stock pursuant to our Second Amended and Restated 1995 Stock Option Plan of MetroPCS, Inc., as amended, or the 1995 Plan, and our 2004 Plan. The allocation between long-term (non-cash compensation) and currently paid out compensation (cash) is based on a competitive market analysis of how our peer companies, the telecommunications industry, and general industry use long-term and currently paid out compensation to pay their executive officers. In 2007, we paid our named executive officers as a group approximately 28%

of total compensation in base pay and annual cash performance awards and approximately 72% of total compensation in long-term compensation.

•	Return of incentive pay: We have implemented a policy for the adjustment or recovery of annual cash performance awards if performance measures upon which they are based are materially restated or otherwise adjusted in a manner that will reduce the size of an award or payment. This policy includes the return by any executive officer of any compensation based upon performance measures that require material restatement which are caused by such executive’s intentional misconduct or misrepresentation.
Compensation Practices
     Our review of compensation begins with our Compensation Committee establishing a peer group of public companies. The Compensation Committee establishes a peer group to evaluate the competitiveness of the Company’s compensation to its executive officers and to set compensation for newly hired executive officers. For 2007, the peer group of companies used by the Compensation Committee was: Alltel Corporation, Centennial Communications Corp., Dobson Communications Corp., Leap Wireless International Inc., Rural Cellular Corp, Sun PCS Holding, and United States Cellular Corp. In addition, as a check against, and to supplement the peer group data, the Compensation Committee’s compensation consultant also reviews each executive officer position with respect to the compensation consultant’s own database of telecommunications companies and general industry data for comparable positions in comparably sized organizations. We believe competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.
     The Compensation Committee uses the market data as a guide in establishing the median (50th percentile) of compensation for each executive officer. The Company establishes a range around such market median which the Compensation Committee reviews and approves. Our executive officers, including the named executive officers, are assigned to pay grades, determined by comparing position-specific duties and responsibilities with the market pay data and the internal structure. Each pay grade has a salary range with corresponding annual and long-term incentive award opportunities. When establishing the base salary of any executive officer, we also consider business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive, the pay of other executive officers and other factors. We believe this is a reasonable and flexible approach to achieve the objectives of the executive compensation program of appropriately determining the pay of our executives based on their skills, experience and performance.
     Based on the median range for each executive officer position, management of the Company recommends to the Compensation Committee the range of compensation for each executive from a minimum to a maximum and the Compensation Committee reviews and recommends to the Board the proposed compensation for each executive officer. For example, our Chief Executive Officer’s base salary range was from $600,000 to $900,000 for 2007. We believe it is important that we target paying our executives at least the minimum of the range for the position. Our Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our chief executive officer, or CEO. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our CEO, Senior Vice President of Human Resources and Executive Vice President, General Counsel and Secretary, who each recuses himself when the Compensation Committee discusses his compensation.
     Mr. Linquist, our CEO, annually reviews each other named executive officer’s performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to the appropriate base salary, grants of long-term equity incentive awards for all executive officers, excluding himself, and payouts and grants of annual cash performance awards under the 2004 Plan. The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions on setting base salary and payments under annual cash performance awards and grants of long-term equity incentive awards. In determining whether to increase or decrease compensation to our executive officers, including our named executive officers, we annually review, among other things, changes (if any) in market pay levels, the contributions made by the executive officer, the performance of the executive officer, the increases or decreases in responsibilities and roles of the executive officer, the business needs for the executive officer, the marketability of managerial skills, the relevance of the executive officer’s experience to other potential employers, the executive’s salary in relationship to the minimum of their salary range, and the readiness of the executive officer to assume a more significant role with another organization. We also consider the executive officer’s current base salary in relation to median pay levels so that for the same individual performance, an executive officer will generally receive larger increases when below median and smaller increases when at or above the median.
     With respect to new executive officers, we take into account their prior base salary and annual cash incentive compensation, as well as the contribution expected to be made by the new executive officer, the business needs and the role of the executive officer with us, the salary range of the position, and the pay of other executive officers. We believe that our executive officers should be fairly compensated each year relative to market pay levels and internal equity among executive officers. Moreover, we believe that our long-term incentive compensation program furthers our significant emphasis on pay for performance compensation.
     Consistent with our emphasis on pay for performance incentive compensation programs, we provided annual cash performance awards under our 2004 Plan for 2007, pursuant to which our executive officers, including our named executive officers, are eligible to receive annual cash payouts based upon the Company’s performance against annual established performance targets, including financial measures and other factors, including individual performance described earlier. We believe the annual cash performance awards granted under our 2004 Plan to our executive officers help focus their efforts on the Company’s objectives and goals and reward executive officers for annual operating results that help create value for our stockholders.
     Target incentive opportunities are set at the market median, assuming our target business objectives are achieved. If the target level for the performance goals is exceeded, executives have an opportunity to earn cash performance payouts above the median of the market. If the target levels for the performance goals are not achieved, executives may earn less or no annual cash performance payment. The targets of our annual cash performance awards under our 2004 Plan are determined through our annual planning process, which generally begins in October before the beginning of our fiscal year. A business plan which contains annual financial and strategic objectives is developed each year by management, reviewed and recommended by our Finance and Planning Committee, presented to our Board with such changes that are deemed appropriate by the Finance and Planning Committee, and are ultimately reviewed and approved by our Board with such changes that are deemed appropriate by the Board. The business plan objectives include our budgeted results for the annual cash performance award measures, such as penetrating existing markets and securing and developing new markets, and include all of our performance goals. The annual cash performance awards and measures are presented to the Compensation Committee for review, and ultimately to our Board for their approval with such modifications deemed appropriate by our Board.
     Annual cash performance awards are determined at year-end based on our performance against the Board approved annual cash performance award targets. The Compensation Committee also exercises discretion adjusting awards based on its consideration of each executive officer’s individual performance and for each executive officer other than the chief executive officer, based on a review of such executive’s performance as communicated to the Compensation Committee by the chief executive officer, and our overall performance during the year. The payments under the annual cash performance award for all executive officers, including the named executive officers, must be reviewed and recommended by our Compensation Committee for approval and ultimately must be approved by our Board before being paid. Our Compensation Committee and our Board may modify the annual cash performance awards and payments prior to their payment.
     Equity incentive awards are based on the long-term component of an executive’s total compensation. The long-term equity component is targeted to the median market amount with exceptional performance at the 75th percentile. The long-term incentive amount is divided by the value of the stock equity award based on the Black-Scholes Valuation Model at the time of grant.
     The amount of the long-term equity incentive award and the payments for the individual component of the annual cash performance awards are set based on the individual executive officer’s performance against his performance goals established by his supervisor, or by the Board for the CEO. The Company uses a numerical performance rating to determine the executive officer’s performance. Based on the numerical score, the supervisor or the Board has a range for the executive officer’s base pay merit increase and individual component of the annual cash performance award. Also, the annual merit increase in the base pay of the executive officer will be higher if the executive is paid below the market median than if the executive officer’s base salary is higher than the median. Finally, in connection with the annual compensation review, if an executive officer’s base salary is below the minimum of the base salary range, the Company will generally increase the executive officer’s base compensation to the minimum of the base salary range. Because of the significant growth of the Company, the competitive median salary has increased which has lead to additional increases in executive compensation.
     The supervisor then selects the actual increase or individual component of the annual cash performance award within the guidelines established by the performance rating. The performance rating also determines whether the executive officer receives an annual long-term equity incentive award based on the 50th or 75th percentile of the market. For example, if an executive officer receives the highest performance rating, he may receive a merit increase higher than if an executive officer received a lower rating. All of our named executive officers received a performance review in one of the two top performance ratings in 2007 and thus received long-term equity incentive awards in the 75th percentile of the market.
     Based in part on this process and the recommendations from our CEO and other considerations discussed below, the Compensation Committee recommends the annual compensation package of our executive officers to the Board. Our Finance and Planning Committee also recommends annually the compensation goals and objectives for our CEO to the Board. The Compensation Committee evaluates our CEO’s performance in light of the compensation goals and objectives established for the CEO. Based on their evaluation, the Compensation Committee recommends to our Board the base salary, annual cash performance and long-term equity incentive awards for each executive officer based on its assessment of their performance with input from the Compensation Committee’s consultants.
     The Compensation Committee also reviews the annual performance of any officers related to the CEO and considers the recommendations of the related person’s direct supervisor with respect to base salary, targets for and payments under our annual cash performance awards and grants of long-term equity incentive awards. The Compensation Committee reviews and approves these recommendations with modifications as deemed appropriate by the Compensation Committee.
Elements of Our Executive Compensation Programs
     Specifically, to achieve our compensation policies and principals, the Board has established executive compensation programs which consist of base salary, annual cash performance awards, and long-term equity incentive awards. The elements of our executive compensation programs are summarized in the table below, followed by a more detailed discussion of each element of our executive compensation program.

Element	Characteristics	Purpose

Base salary	Fixed annual cash compensation; all executives are eligible for periodic increases in base salary based on performance; targeted at the median market pay level.	Keep our annual compensation competitive with the market for the skills and experience necessary to meet the requirements of the executive’s role with us.

Annual cash performance awards	Performance-based annual cash compensation earned based on company/team and individual performance against target performance levels; targeted above the market median for outstanding performance achievement.	Motivate and reward for the achievement and over-performance of our critical financial and strategic goals. Amounts earned for achievement of target Company performance levels based on our annual budget approved by the Board is designed to provide a market-competitive pay package at median performance; potential for lesser or greater amounts are intended to motivate participants to achieve or exceed our financial and other performance goals with no reward granted if performance goals are not met. Provides change in control protection.

Element	Characteristics	Purpose

Long-term equity incentive awards (stock options)	Performance-based equity award which has value to the extent that the price of our Common Stock increases over time; targeted at the median market pay level and/or competitive practices at peer companies; targeted above median for individuals who exceed targeted performance levels.	Align interest of management with stockholders; motivate and reward management to increase the stockholder value of the company over the long term. Vesting based on continued employment will facilitate retention; amount realized from exercise of stock options rewards increases stockholder value of the company; provides change in control protection.

Retirement savings opportunity	Tax-deferred plan in which all employees can choose to defer compensation for retirement. We provide no matching or other contributions; and we do not allow employees to invest these savings in our Company Common Stock.	Provide employees the opportunity to save for their retirement. Account balances are affected by contributions and investment decisions made by the employee.

Health & welfare benefits	Fixed component. The same/comparable health & welfare benefits (medical, dental, vision, disability insurance and life insurance) are available to all full-time employees.	Provides benefits to meet the health and welfare needs of employees and their families.
      Base Salary
     The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table. See “Summary of Compensation.” For the fiscal year ended December 31, 2007, base cash compensation to our named executive officers was approximately $1.84 million, with our chief executive officer receiving approximately $590,000 of that amount. We believe that the base salary paid to our executive officers during 2007 achieves our executive compensation objectives, compares favorably to market pay levels and is within our target of providing a base salary at the market median.
     In 2008, adjustments to our executive officers’ total compensation were made based on an analysis of current market pay levels of peer companies and selected companies in published surveys. In addition to the market pay levels, factors taken into account in making any changes for 2008 included the contributions made by the executive officer, the performance of the executive officer, the role and responsibilities of the executive officer and the relationship of the executive officer’s base pay to the base salary of our other executives. We believe that the base salary established for our executive officers during 2008 will allow us to achieve our executive compensation objectives, compares favorably to market pay levels and satisfies our goal of providing a base salary at the market median.
      Annual Cash Incentive Awards
     For 2007, the financial measures used to determine payments under the annual cash performance awards included gross margin, adjusted EBITDA per average subscriber, capital expenditures per ending subscriber and construction/market readiness goals for new markets/new market % of build performance. See “Performance Award Measures — 2007 Pay Out Measures/Annual Cash Incentive Plan Components”. In 2007, our named executive officers exceeded the target business objectives which resulted in 155.8% performance level against the operating target components of the annual cash performance award.
     In 2008, the financial measures which will be used to determine payments under the annual cash performance awards include gross margin, adjusted EBITDA per average subscriber, net subscriber additions, capital expenditures per ending subscriber and construction/market readiness goals for new markets/new market % of build performance. See “Annual Cash Performance Award Measures — 2008 Pay Out Measures/Annual Cash Performance Award Components.”

     Annual Cash Performance Award Measures
     Shown as a percentage of the total payment opportunity in the following table, is the weighting of the individual measures as well as the financial measures used to determine payments to the named executive officers for the fiscal year ended December 31, 2007.

All
2007 Pay Out Measures/Annual Cash Performance Award Components	NEOs
Company/team performance	70%
• Operating Markets:
• Gross Margin
• Adjusted EBITDA per average subscriber
• Capital expenditures per ending subscriber
• New Markets Build Out:
• Construction/Market Readiness
• Discretionary Component
Individual performance	30%
     Shown as a percentage of the total payment opportunity in the following table, is the weighting of the individual measures as well as the financial measures used to determine payments to the named executive officers for the fiscal year ending December 31, 2008.

All
2008 Pay Out Measures/Annual Cash Performance Award Components	NEOs
Company/team performance	70%
• Operating Markets:
• Gross Margin
• Adjusted EBITDA per average subscriber
• Net Subscriber Additions
• Capital expenditures per ending subscriber
• New Markets Build Out:
• Construction/Market Readiness
• Discretionary Component
Individual performance	30%
     Individual performance measures of each executive officer are also reviewed and updated as deemed appropriate by our chief executive officer and our Compensation Committee to reflect the focus of our 2008 initiatives.
     Annual Cash Performance Awards Under the 2004 Plan
     We have developed goals for our performance measures that would result in varying levels of annual cash performance award payments. If these goals are exceeded by a certain percentage, our executive officers have the opportunity to receive a maximum award equal to two times their target award. The target and maximum award opportunities under the 2007 annual cash performance awards were set based on competitive market pay levels and are shown as a percentage of annual base salary at corresponding levels of performance against our goals as shown in the following table:

2007 Annual Cash Performance Award Payment
Level Based on Goal Achievement
Officer	At 100% (Target)	Maximum Performance
Chief Executive Officer	100% of base salary	200% of base salary
Chief Operating Officer	85% of base salary	170% of base salary
SVP and CFO	75% of base salary	150% of base salary
EVP, Market Ops	75% of base salary	150% of base salary
SVP, General Counsel and Secretary	65% of base salary	130% of base salary

To calculate an executive’s annual cash performance award payment:
Annual cash performance award payment = Company/Team Payout + Individual Payout Portion
Executive’s base salary x performance target award % x Company’s financial results against established goals x service proration, if appropriate, x 70%, weighting = company/team payout
+
Executive’s base salary x performance target award % x executive’s individual performance factor % x service proration, if appropriate, x 30%, weighting = individual payout portion.

Example:	If the executive’s base salary was $100,000 and he were in his position for the entire year (e.g. no proration required)
Performance target award % is 40%
Company performance results in 130% company/team payout, and Performance Rating is excellent resulting in a 150% individual performance factor

	Company/Team Payout Portion =	$100,000 x 40% = $40,000 x 130% x 100% = $52,000 x
70% = $36,400

	Individual Payout Portion =	$100,000 x 40% = $40,000 x 150% x 100% = $60,000 x
30% = $18,000

	Total Payout =	$36,400 + $18,000 = $54,400
     The actual payments under our annual cash performance awards made to our named executive officers for the fiscal year ended December 31, 2007 are set forth below in the Summary Compensation Table. See “Summary of Compensation.” In 2007, the Company team performance was 155.8% of the company/team performance measures. The total payouts of the annual cash performance awards as compared to the total cash compensation for 2007 were approximately 62% for the Chief Executive Officer, 56% for the Senior Vice President and Chief Financial Officer, 56% for the Chief Operating Officer, 54% for the Senior Vice President, Market Operations Northeast, and 53% for the Senior Vice President, General Counsel and Secretary. We believe that the payments under our annual cash performance awards made to our named executive officers for the fiscal year ended December 31, 2007 achieved our executive compensation objectives, compare favorably to market pay levels and are within our target of providing total compensation above the median of market pay levels for executives with outstanding performance achievement.
     Long-term Equity Incentive Compensation
     We grant long-term equity incentive awards to executive officers, including the named executive officers, as part of our total compensation package. These awards are consistent with our pay for performance principles and align the interests of the executive officers to the interests of our stockholders. Our Compensation Committee reviews and recommends to our Board the amount of each award to be granted to each named executive officer and our Board approves each award. Long-term equity incentive awards were made pursuant to our 1995 Plan, and in 2005 and after, our 2004 Plan. The 1995 Plan terminated in November 2005 and no further awards can be made under the 1995 Plan, but all options granted before November 2005 remain valid in accordance with their terms.
     Our long-term equity incentive compensation is currently exclusively in the form of options to acquire our Common Stock. The value of the stock options awarded is dependent upon the performance of our Common Stock price. While the 2004 Plan allows for other forms of equity compensation, our Compensation Committee and management believe that currently stock options are the appropriate vehicle to provide long-term incentive compensation to our executive officers. Other types of long-term equity incentive compensation may be considered in the future as our business strategy evolves.
     Long-term equity incentive awards in the form of stock options provide our executive officers with the right to purchase shares of our Common Stock at a fixed exercise price for a period of up to ten years under the 2004 Plan and between ten and fifteen years under the 1995 Plan. Long-term equity incentive awards in the form of options are earned on the basis of continued service to us and generally vest over a period of one to four years, and for multi-year awards, generally beginning with one-fourth vesting one year after the date of grant, then the balance pro-rata vesting monthly thereafter. See “Employment Agreements, Severance Benefits and Change in Control Provisions” for a discussion of the change in control provisions related to stock options. Stock option awards under the 1995 Plan may be exercised any time after grant subject to repurchase by us if any stock is unvested at the time an employee ceases service with us.
     The exercise price of each long-term equity incentive award granted in 2007 prior to the Company’s initial public offering was based on the fair market value of our Common Stock on the grant date as determined by our Board based upon the recommendation of our Finance and Planning Committee and of management based on certain data, including discounted cash flow analysis, comparable company analysis and comparable transaction analysis, as well as contemporaneous valuation reports. We do not have any program, plan or practice of setting the exercise price based on a date or price other than the fair market value of our Common Stock on the grant date. The exercise price for long-term equity incentive awards granted after becoming a publicly traded company in April 2007 are based on the closing price of our Common Stock on the date of the grant.
     Upon hire, our named executive officers receive an initial long-term equity incentive award grant. Our executive officers also are eligible to receive annual long-term equity incentive awards beginning on their second anniversary of their hire date. Individual determinations are made with respect to the number of stock options contained in each long-term equity incentive award granted to executive officers. In making these determinations, we consider, among other things, our performance relative to the financial and strategic objectives set forth in the annual business plan, the previous year’s individual performance of each executive officer, the market pay levels for the executive officer, the incentive currently provided by the existing stock options already held by such executive officer, and the number of stock options granted to other executive officers. Annual long-term equity incentive awards are targeted at the median level of market pay practices and market pay levels for the executive officer; individuals who exceed targeted performance levels have the opportunity to receive grants above the market median. This analysis is also used to determine any new hire or promotion-related grants that may be made during the year. Based on individual performance and contributions to our overall performance, the 2007 long-term equity incentive awards granted to the named executive officers were at approximately the 75th percentile of market pay level for each named executive officer. See the table entitled “Grants of Plan-Based Awards” for the long-term equity incentive awards granted to the named executive officers in 2007.
     Like our other pay components, long-term equity incentive awards are determined based on an analysis of competitive market levels. Each year the Compensation Committee works with its compensation consultant to evaluate the competitiveness of the long-term equity incentive structure to ensure that the program remains competitive in the market. Recommendations are reviewed by our Compensation Committee designated consultants, the Compensation Committee, and presented to our Board for approval.
     We believe that our executive officers should be fairly compensated each year relative to market pay levels and relative to our other executive officers. Moreover, we believe that our long-term equity incentive compensation program furthers our significant emphasis on pay for performance compensation. We undertook an analysis of executive officer stock holdings in determining the appropriate one-time stock option grant made prior to MetroPCS Communications’ initial public offering in April 2007.
     Although the Compensation Committee is the plan administrator for the 2004 Plan, all grants of long-term equity incentive awards under the 2004 Plan, as well as the 1995 Plan, were recommended by our Compensation Committee and approved by our Board. Beginning in 2007, our Board has delegated to the Compensation Committee the power to approve grants of long-term equity incentive awards under the 2004 Plan in the form of stock options to non-officers within the guidelines proposed by the Compensation Committee and approved by the Board.
     Typically, the Board has granted annual long-term equity incentive awards at its regularly scheduled meeting in March. The timing of the grants is consistent each year and is not coordinated with the public release of nonpublic material information. After our initial public offering in April 2007, the Compensation Committee and the Board adopted a general practice of making long-term equity incentive awards during the period after at least two business days following the release of earnings and on or before the fifteenth day of the last month of a quarter. The

Compensation Committee generally meets seven times a year to make awards to non-officers and make recommendations to the Board for officers.
     While the vast majority of long-term equity incentive awards to our executive officers have been made pursuant to our annual grant program or in connection with their hiring or promotion, the Compensation Committee retains discretion to make long-term equity incentive awards in the form of stock options to executive officers at other times, including in connection with the hiring of a new executive officer, the promotion of an executive officer, to reward executive officers, for retention purposes or for other circumstances recommended by management or the Compensation Committee.
     For accounting purposes, we apply the guidance in Statement of Financial Accounting Standard 123 (revised December 2004), or SFAS 123(R), to record compensation expense for our grants of long-term equity incentive awards. SFAS 123(R) is used to develop the assumptions necessary and the model appropriate to value the awards as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award.
     Executive officers recognize taxable income from long-term equity incentive awards in the form of stock options when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise subject to any Section 162(m) limitations. For a more detailed discussion of Section 162(m) limitations, see “Tax Deductibility of Executive Compensation.” The amount included in the executive officer’s wages and the amount we may deduct is equal to the Common Stock price when the stock options from a long-term equity incentive award are exercised less the exercise price multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option.
     Long-term equity incentive awards are currently made only from the 2004 Plan. Under the 2004 Plan, repricing of awards is only allowable with stockholder approval. We no longer grant long-term equity incentive awards in the form of stock options under the 1995 Plan, but stock options granted under the 1995 Plan remain in effect in accordance with their terms.
     Retirement Savings Opportunity
     All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions of up to 60% of their base salary up to current Internal Revenue Service limits. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. We did not match any contributions made by our employees, including our named executive officers, to the 401(k) Plan, nor did we make any discretionary contributions to the 401(k) Plan in the fiscal year ended December 31, 2007. We also do not provide an option for our employees to invest in our Common Stock in the 401(k) plan. We also do not have an employee stock purchase program.
     Health and Welfare Benefits
     All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.
     Relocation Benefits
     Newly hired or promoted officers may be provided with relocation benefits if the work location of the officer is more than 50 miles from their current residence or, if currently employed by the Company, their current work location. The officer is not required to return any relocation benefit received if he leaves the Company.
Employment Agreements, Severance Benefits and Change in Control Provisions
     We do not have any employment agreements in effect with any of our named executive officers. We grant long-term equity incentive awards consisting of stock options, or have granted long-term equity incentive awards consisting of stock options, that remain outstanding under two plans, the 1995 Plan and the 2004 Plan. The 1995

Plan terminated in November 2005 and no further awards can be made under the 1995 Plan, but all awards granted before November 2005 remain valid in accordance with their terms. We have also granted annual cash performance awards under the 2004 Plan for 2007. The 1995 Plan and the 2004 Plan contain certain change in control provisions. We have these change in control provisions in our 1995 Plan and 2004 Plan to ensure that if our business is sold our executives and other employees who have received awards under either plan will remain with us through the closing of the sale.
     The 1995 Plan
     Under our 1995 Plan, in the event of a “corporate transaction,” as defined in the 1995 Plan as a plan feature, the following occurs with respect to stock options granted under the 1995 Plan:
•	Each outstanding option automatically accelerates so that each option becomes fully exercisable for all of the shares of the related class of Common Stock at the time subject to such option immediately before the corporation transaction;

•	All outstanding repurchase rights automatically terminate and the shares of Common Stock subject to those terminated rights immediately vest in full;

•	Immediately following a corporate transaction, all outstanding options terminate and cease to be outstanding, except to the extent assumed by the successor corporation and thereafter adjusted in accordance with the 1995 Plan; and

•	In the event of an “involuntary termination” of an optionee’s “service” with us within 18 months following a corporate transaction, any fully-vested options issued to such holder remain exercisable until the earlier of (i) the expiration of the option term, or (ii) the expiration of one year from the effective date of the involuntary termination.
     Corporate transactions for purposes of the 1995 Plan include either of the following stockholder approved actions involving us:
•	A merger or consolidation transferring greater than 50% of the voting power of our outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction; or

•	The disposition of all or substantially all of our assets in a complete liquidation or dissolution;
     The 2004 Plan
     Under our 2004 Plan, unless otherwise provided in an award, a “change of control,” as defined in the 2004 Plan, results in the following as a plan feature:
•	All “options” and “stock appreciation rights” then outstanding become immediately vested and fully exercisable;

•	All restrictions and conditions of all “restricted stock” and “phantom stock” then outstanding are deemed satisfied, and the “restriction period” or other limitations on payment in full with respect thereto are deemed to have expired, as of the date of the change in control; and

•	All outstanding “performance awards” and any “other stock or performance-based awards,” which would include our annual cash performance awards, become fully vested, deemed earned in full and are to be promptly paid to the participants as of the date of the change in control.
     A change of control for purpose of the 2004 Plan is deemed to have occurred if:

•	Any “person” (a) other than us or any of our subsidiaries, (b) any of our or our subsidiaries’ employee benefit plans, (c) any “affiliate,” (d) a company owned, directly or indirectly, by our stockholders, or (e) an underwriter temporarily holding our securities pursuant to an offering of such securities, becomes the “beneficial owner,” directly or indirectly, of more than 50% of our voting stock;

•	A merger, organization, business combination or consolidation of us or one of our subsidiaries transferring greater than 50% of the voting power of our outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction;

•	The disposition of all or substantially all of our assets, other than to the current holders of 50% or more of the voting power of our voting securities;

•	The approval by the stockholders of a plan for the complete liquidation or dissolution; or

•	The individuals who constitute our Board on the effective date of the 2004 Plan (or any individual who was appointed to the Board by a majority of the individuals who constitute our Board as of the effective date of the 2004 Plan) cease for any reason to constitute at least a majority of our Board.
     Additionally, under the 2004 Plan, if approved by our Board prior to or within 30 days after such a change in control, the Board has the right for a 45-day period immediately following the change in control to require all, but not less than all, “participants” to transfer and deliver to us all “awards” previously granted to the participants in exchange for an amount equal to the “cash value” of the “awards.”
     While we have no written severance plan for our executives, in practice, we have offered severance payments to terminated executives based on the position held and the time in the role. Generally, it has been our practice to provide twelve months of severance for executives, potentially adjusted for length of service, where the executive’s service has been severed by us. For a more detailed discussion of the 2004 Plan, see “Discussion of Summary Compensation and Plan-Based Awards Tables — 2004 Equity Incentive Compensation Plan.”
Stock Ownership Guidelines
     Stock ownership guidelines have not been implemented by the Compensation Committee for our executive officers or directors. Prior to our initial public offering in April 2007, the market for our stock was limited to other stockholders and subject to a stockholders agreement that limited a stockholder’s ability to transfer their stock. We have chosen historically not to require stock ownership for our executive officers or directors given the limited market for our securities. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.
Securities Trading Policy
     Our securities trading policy states that executive officers, including the named executive officers, and directors may not purchase or sell puts or calls to sell or buy our stock, engage in short sales with respect to our stock, or buy our securities on margin. In addition, our executives and directors are covered by the Policy on the Prevention of Insider Trading and Misuse of Confidential Information of MetroPCS Communications, Inc. and its Subsidiaries, or Insider Trading Policy, and MetroPCS Communications, Inc. Code of Ethics, or Code of Ethics, both of which prohibit trading in our securities while in possession of material inside information or outside designated trading windows and prohibit the disclosure of material inside information to others that may buy or sell our securities. Our Insider Trading Policy permits employees, including officers, and directors to establish 10b5-1 trading plans and certain of our officers and directors have established 10b5-1 trading plans.
Tax Deductibility of Executive Compensation
     Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and the three other most highly compensated executive officers, other than the chief executive officer and the chief financial officer, to $1 million in the year the compensation becomes deductible to the Company. There is an exception to the limit on deductibility for performance-based compensation if such compensation meets certain requirements. Additionally, those companies that become publicly held have a certain period of time in which to fully comply with the requirements of Section 162(m), referred as a reliance period. During this reliance period, payments are not subject to the $1 million limit. For such newly public companies, the reliance period continues until the earlier to occur of (i) the expiration of the plan, or our 2004 Plan; (ii) the material modification of the plan within the meaning proscribed by the rule; (iii) the issuance of all employer stock and other compensation that has been allocated under the plan; or (iv) the first stockholder meeting at which directors are to be elected after the close of the third calendar year following the calendar year in which the initial public offering occurs, or for the Company, at our 2011 Annual Meeting of Stockholders.
     Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

SUMMARY OF COMPENSATION
     The following table sets forth certain information with respect to compensation for the year ended December 31, 2007, 2006 and 2005 earned by or paid to our chief executive officer, chief financial officer, and our three other most highly compensated executive officers, which are referred to as the named executive officers.
Summary Compensation Table

				Non-Equity
			Option	Incentive Plan
			Awards	Compensation
Name & Principal Position	Year	Salary	(6)	(7)	Total
Roger D. Linquist(1) —	2007	$586,154	$5,992,156	$969,400	$7,547,710
President and CEO	2006	$466,923	$1,184,793	$815,300	$2,467,016
	2005	$435,833	—	$527,840	$963,673

J. Braxton Carter(2) —	2007	$343,654	$1,445,216	$443,800	$2,232,670
SVP/CFO	2006	$287,404	$410,865	$379,000	$1,077,269
	2005	$264,750	—	$238,280	$503,030

Robert A. Young (3) —	2007	$357,692	$1,506,968	$416,000	$2,280,660
EVP Market Operations, East	2006	$330,769	$583,738	$424,200	$1,338,707
	2005	$310,750	—	$265,340	$576,090

Thomas C. Keys (4) — COO	2007	$302,123	$1,183,425	$386,700	$1,872,248
— VP/General Manager	2006	$177,827	$188,433	$127,400	$493,660
— VP/General Manager	2005	$123,958	—	$48,730	$172,688

Mark A. Stachiw(5) —	2007	$252,116	$1,051,611	$280,200	$1,583,927
SVP/General Counsel and Secretary	2006	$223,173	$349,212	$251,700	$824,085
	2005	$204,583	—	$136,740	$341,323

(1)	Roger D. Linquist was President from January to June 2007 and was reappointed as President in December 2007.

(2)	J. Braxton Carter became an Executive Vice President in February 2008.

(3)	Robert A. Young became Senior Vice President, Market Operations, Northeast in February 2008. Mr. Young become our Executive Vice President, Market Operations, East in January 2007.

(4)	Thomas C. Keys continues in his position as Chief Operating Officer in 2008 after becoming Chief Operating Officer and President in 2007. He resigned as President in December 2007. Mr. Keys held the position of Senior Vice President, Market Operations, West from January through June 2007 and during 2005 and 2006 he was Vice President, General Manager Dallas.

(5)	Mark A. Stachiw became an Executive Vice President in February 2008.

(6)	The value of option awards for 2007 and 2006 is determined using the fair value recognition provision of SFAS123(R). For option awards during the year ended December 31, 2005, in accordance with APB 25, the following amounts were included as non-cash compensation expense in the 2005 audited consolidated financial statements for Messrs. Linquist, Carter and Young, respectively: $83,199, $6,521 and $28,473.

(7)	During 2007 MetroPCS Communications awarded annual cash performance awards pursuant to our 2004 Plan. This plan provides for the award of annual cash bonuses based upon targets and maximum bonus payouts set by the Board of Directors at the beginning of each fiscal year. See “Discussion of Summary Compensation and Plan-Based Awards Tables — Material Terms of Plan-Based Awards.” The actual amount paid to each named executive officer pursuant to annual cash performance awards under the 2004 Plan for the fiscal year ended December 31, 2007 is set forth in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

Grants of Plan-Based Awards
     The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2007 to the named executive officers.
Grants of Plan-Based Awards

							All Other
							Option
							Awards:	Exercise
							Number of	or Base
			Grant	Estimated Future Payouts Under			Securities	Price of
			Date	Non-Equity Incentive Plan			Underlying	Option
	Grant		Fair Value	Awards(8)			Options	Awards
Name & Principal Position	Date(6)		(7)	Threshold	Target	Maximum	(#)	($/Share)
Roger D. Linquist				$0	$600,000	$1,200,000	—	—
President and CEO(1)	4/18/2007		$12,006,016	—	—	—	1,149,000	$23.00

J. Braxton Carter				$0	$262,500	$525,000	—	—
Senior VP/CFO(2)	4/18/2007		$3,040,688	—	—	—	291,000	$23.00

Robert A. Young				$0	$270,000	$540,000	—	—
Executive VP Market	4/18/2007		$2,476,437	—	—	—	237,000	$23.00
Operations, East(3)

Thomas C. Keys				$0	$318,750	$637,505	—
COO(4)	1/18/2007	(4)	$263,640	—	—	—	60,000	$11.33
	4/18/2007		$1,857,328	—	—	—	177,750	$23.00
	8/8/2007	(4)	$5,357,760	—	—	—	400,000	$31.76

Mark A. Stachiw				$0	$165,750	$331,500	—	—
Senior VP/General	4/18/2007		$2,162,964	—	—	—	207,000	$23.00
Counsel(5)

(1)	Roger D. Linquist was President from January 2007 to June 2007 and was reappointed as President in December 2007.

(2)	J. Braxton Carter became an Executive Vice President in February 2008.

(3)	Robert A. Young became Senior Vice President, Market Operations, Northeast in February 2008 and was appointed Executive Vice President, Market Operations, East in January 2007.

(4)	Thomas C. Keys continues in his position as Chief Operating Officer in 2008 after becoming Chief Operating Officer and President in 2007. He resigned as President in December 2007. Mr. Keys held the position of Senior Vice President, Market Operations, West from January through June 2007 and during 2005 and 2006 he was Vice President, General Manager Dallas. Mr. Keys was granted a promotional stock option grant under the 2004 Plan for each of his promotions to Chief Operating Officer as of January 18, 2007 and President as of August 8, 2007.

(5)	Mark A. Stachiw became an Executive Vice President in February 2008.

(6)	The grants dated as of April 18, 2007 reflect the annual supplemental stock option award granted to each named executive officer.

(7)	The value of the option awards for 2007 is determined using the fair value recognition provisions of SFAS 123(R).

(8)	During 2007 MetroPCS Communications granted annual cash performance awards pursuant to our 2004 Plan. This plan provides for the payment of annual cash performance awards based upon targets and maximum award payouts set by the Board of Directors at the beginning of each fiscal year. See “Discussion of Summary Compensation and Plan-Based Awards Tables — Material Terms of Plan-Based Awards.” These amounts reflect the actual amount paid to each named executive officer pursuant to annual cash performance awards under the 2004 Plan for the fiscal year ended December 31, 2007.
Discussion of Summary Compensation and Plan-Based Awards Tables
     Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

     Employment and Indemnification Arrangements
     We do not have any employment contracts in effect with any of our named executive officers. We have entered into agreements with each director, each officer, and certain other employees which require us to indemnify and advance expenses to our directors, officers, and covered employees to the fullest extent permitted by applicable law if the person is or threatened to be made a party to any threatened, pending or completed action, suit, proceeding, investigation, administrative hearing whether formal or informal, governmental or non-governmental, civil, criminal, administrative, or investigative if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or in a manner otherwise expressly permitted under our Certificate of Incorporation, the Bylaws, or our stockholders agreement.
     Bonus and Salary
     Our Board has established a pay for performance approach for determining executive pay. Base salaries are targeted at the median market pay levels while total annual cash compensation is targeted above the median of market pay levels for outstanding performance achievement. We have established a peer group of publicly traded companies in similar lines of business in similar geographies, as well as similar in size in terms of revenue and market capitalization. We have also utilized several well-established third-party surveys that are industry specific and focused on executive pay in the telecommunications and wireless industries. See “The Objectives of our Executive Compensation Program.”
     Second Amended and Restated 1995 Stock Option Plan of MetroPCS, Inc.
     Our 1995 Plan, which was terminated in November 2005, provided for the grant of stock options to acquire shares of our Common Stock. Upon termination of the 1995 Plan, no stock options to acquire shares of our Common Stock may be granted. The options granted under the 1995 Plan have a term of 10 to 15 years and vest over time in accordance with schedules established by the Compensation Committee of our Board. The remaining shares issuable upon exercise under the outstanding options granted under the 1995 Plan as of March 31, 2008 is currently, 7,200,846 and the remaining term of the outstanding options granted under the 1995 Plan is 7 years. Option holders have the right to exercise these options immediately, even if the vesting criterion has not been met. If an option for unvested shares of our Common Stock is exercised, the option holder is restricted from selling the unvested restricted shares prior to their normal vesting and if the option holder’s service with is terminated, we may repurchase any and all of their unvested shares at a price equal to the aggregate exercise price paid for such shares.
     Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan
     Our Board has adopted, and our stockholders have approved, our 2004 Plan.
     Administration. Our 2004 Plan is administered by our Compensation Committee. As plan administrator, the Compensation Committee has full authority to (i) interpret the 2004 Plan and all awards thereunder, (ii) make, amend and rescind such rules as it deems necessary for the administration of the 2004 Plan, (iii) make all determinations necessary or advisable for the administration of the 2004 Plan, and (iv) make any corrections to the 2004 Plan or an award deemed necessary by our Compensation Committee to effectuate the 2004 Plan. All awards under the 2004 Plan are granted by our Compensation Committee in its discretion, but historically all awards to executive officers are approved by our Board based on the recommendations of our Compensation Committee.
     Eligibility. All of our and our affiliates’ employees, consultants and non-employee directors are eligible to be granted awards by our Compensation Committee under the 2004 Plan. An employee, consultant or non-employee director granted an award is a participant under our 2004 Plan. Our Compensation Committee also has the authority to grant awards to a third party designated by a non-employee director provided that (i) our Board consents to such grant, (ii) such grant is made with respect to awards that otherwise would be granted to such non-employee director, and (iii) such grant and subsequent issuance of stock may be made upon reliance of an exemption from the Securities Act of 1933, as amended, or the Securities Act.

     Number of Shares Available for Issuance. The maximum number of shares of our Common Stock that are authorized for issuance under our 2004 Plan currently is 40,500,000. Shares issued under the 2004 Plan may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market.
     In the event the number of shares to be delivered upon the exercise or payment of any award granted under the 2004 Plan is reduced for any reason or in the event that any award (or portion thereof) can no longer be exercised or paid, the number of shares no longer subject to such award shall be released from such award and shall thereafter be available under the 2004 Plan for the grant of additional awards.
     Upon the occurrence of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the administrator of the 2004 Plan may ratably adjust the aggregate number and affected class of securities available under the 2004 Plan.
     Types of Awards. The Compensation Committee may grant the following types of awards under our 2004 Plan: stock options; purchased stock; bonus stock; stock appreciation rights; phantom stock; restricted stock; performance awards; or other stock or performance-based awards. Stock options awarded under our 2004 Plan may be nonqualified stock options or incentive stock options under Section 422 of the Code. With the exception of incentive stock options, our Compensation Committee may grant, from time to time, any of the types of awards under our 2004 Plan to our employees, consultants and non-employee directors. Incentive stock options may only be granted to our employees. Awards granted may be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other award or any award granted under another of our plans, or any business entity to be acquired by us, or any other right of a participant to receive payment from us.
     Stock Options. A stock option is the right to acquire shares of our Common Stock at a fixed price for a fixed period of time and generally are subject to a vesting requirement. A stock option will be in the form of a nonqualified stock option or an incentive stock options. The exercise price is the closing price for the Company’s Common Stock on the date of grant. The term of a stock option may not exceed ten years or five years in the case of incentive stock options granted to a 10% owner. With stockholder approval, our Compensation Committee may grant to the holder of outstanding nonqualified stock options replacement options with a lower (or higher with consent) exercise price than the exercise price of the replaced options.
     Purchased Stock. Purchase stock awards entitle the participant to purchase our Common Stock at a price per share that may be less than, but not greater than, the fair market value per share at the time of purchase.
     Bonus Stock. Bonus stock grants are made in consideration of performance or services by the participant with no additional consideration except as may be required by our Compensation Committee or the 2004 Plan.
     Stock Appreciation Rights and Phantom Stock. Stock appreciation rights are awards that entitle the participant to receive a payment equal to the excess, if any, of the fair market value on the exercise date of a specified number of shares of our Common Stock over a specified grant price. Phantom stock awards are rights to receive cash equal to the fair market value of a specified number of shares of our Common Stock at the end of a specified deferral period. Stock appreciation rights may be granted in tandem with options. All stock appreciation rights granted under our 2004 Plan must have a grant price per share that is not less than the fair market value of a share of our Common Stock on date of the grant.
     Restricted Stock. Restricted stock awards are shares of our Common Stock that are subject to cancellation, restrictions and vesting conditions, as determined by our Compensation Committee.
     Cash Performance Awards. Cash performance awards are awards granted based on business performance criteria measured over a period of not less than six months and not more than ten years. Cash performance awards may be payable in shares of our Common Stock, cash or any combination thereof as determined by our Compensation Committee.
     Other Awards. Our Compensation Committee also may grant other forms of awards that generally are based on the value of our Common Stock, or cash, as determined by our Compensation Committee to be consistent with the purposes of our 2004 Plan.

     Section 162(m) Performance-Based Awards. The performance goals for annual cash performance awards under our 2004 Plan consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by our Compensation Committee. In the case of any award granted to our chief executive officer or one of our four most highly paid officers other than the chief executive officer, performance goals are designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations section 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by our Compensation Committee are such that the achievement of performance goals is “substantially uncertain” at the time of grant. Our Compensation Committee may determine that such annual cash performance awards shall be granted and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the grant and/or settlement of such annual cash performance awards. Performance goals may differ among annual cash performance awards granted to any one participant or for annual cash performance awards granted to different participants.
     One or more of the following business criteria for us, on a consolidated basis, and/or for our specified subsidiaries, divisions or business or geographical units (except with respect to the total stockholder return and earnings per share criteria), may be used by our Compensation Committee in establishing performance goals for annual cash performance awards granted to a participant: (A) earnings per share; (B) increase in price per share; (C) increase in revenues; (D) increase in cash flow; (E) return on net assets; (F) return on assets; (G) return on investment; (H) return on equity; (I) economic value added; (J) gross margin; (K) net income; (L) pretax earnings; (M) pretax earnings before interest, depreciation and amortization; (N) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (O) operating income; (P) total stockholder return; (Q) debt reduction; (R) other company or industry specific measurements used in our management and internal or external reporting, including but not limited to, average revenue per user, cost per gross add, cash cost per user, adjusted earnings before interest, taxes, depreciation and amortization, capital expenditure per customer, etc., and (S) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the compensation committee including, but not limited to, the Standard & Poor’s 500 Stock Index or components thereof, or a group of comparable companies. For a discussion of our equity incentive compensation for 2007, see “Long-term Equity Incentive Compensation.”
     Exercise of Options. The exercise price is due upon the exercise of the option. The exercise price may be paid (1) in cash or by check, (2) with the consent of our Compensation Committee, in shares of our Common Stock held previously acquired by the optionee (that meet a holding period requirement) based on the shares fair market value as of the exercise date, or (3) with the consent and pursuant to the instructions of our Compensation Committee, by cashless exercise through a broker. Nonqualified stock options may be exercised at any time before the expiration of the option period at the discretion of our Compensation Committee. Incentive stock options must not be exercised more than three months after termination of employment for any reason other than death or disability and no more than one year after the termination of employment due to death or disability in order to meet the Code section 422 requirements.
     Change of Control. For a discussion of the change of control provisions under our 2004 Plan, please see “Employment Agreements, Severance Benefits and Change in Control Provisions.”
     Amendment and Discontinuance; Term. Our Board may amend, suspend or terminate our 2004 Plan at any time, with or without prior notice to or consent of any person, except as would require the approval of our stockholders, be required by law or the requirements of the exchange on which our Common Stock is listed or would adversely affect a participant’s rights to outstanding awards without their consent. Unless terminated earlier, our 2004 Plan will expire on the tenth anniversary of its effective date.

     Material Terms of Plan-Based Awards
     Annual Cash Performance Awards Under the 2004 Plan
     We have granted annual cash performance awards for 2007 and 2008 for named executive officers pursuant to the 2004 Plan as annual cash performance awards. Employees who are hired before October 31st will have their annual cash performance award amount prorated for the year, calculated in whole month increments. Employees who are eligible for an annual cash performance award prior to the 15th of a month are credited with a whole month of service; those who are eligible for the annual cash performance award after the 15th begin accruing service under the award at the beginning of the next month. For a detailed discussion of our annual cash performance awards, see “Elements of Our Executive Compensation Programs — Annual Cash Incentive Awards — Annual Cash Performance Awards under the 2004 Plan” and for detailed information on the grants made to our named executive officers for fiscal year ended December 31, 2007, see the column entitled “Non-Equity Incentive Plan Compensation” in the table entitled “Summary Compensation Table.”
     Annual cash performance awards are based upon targets and maximum payouts set by the Board at the beginning of each fiscal year. The performance period for the annual cash performance award is the calendar year, and payouts under the award are typically made in February following the award year.
     Target award levels set for the annual cash performance awards under the 2004 Plan are a percentage of base salary and are set based on each employee’s position level. All officers (vice president and above) will have a target payment opportunity set for their position ranging in 2007 from 35% of base salary at the vice president level to 100% of base salary for the chief executive officer and in 2008 from 35% of base salary at the vice president level to 140% of base salary for the chief executive officer in 2008. The target payment level reflects 100% achievement of established performance goals. The maximum payout opportunity is 200% of target.
     Supplemental Stock Option Grant Awards Under the 2004 Plan
     We have and expect in the future to grant stock option grants annually to executive officers to:
•	incentivize, reward, and retain individuals whose accountability, performance and potential are critical to our success;

•	encourage long-term focus and provide a strong link to stockholder interests and foster a shared commitment to move the business towards our long-range objectives;

•	deliver a competitive “total reward” package to attract and retain staff in a highly competitive industry; and

•	create a direct link between Company results and employee rewards.
     Current practice considers full time employees, other than retail sales associates, with two or more years of vested service during a year as eligible for consideration for an annual supplement stock option grant. A supplemental stock option grant is based on their prior year performance rating under the Company’s performance appraisal program and may require management recommendation, depending on the level of the position.
     Based on market analysis conducted by the compensation consultant of the Compensation Committee, guidelines for the supplemental stock option grants are developed and presented to the Board for approval during the first quarter of each year. Each year we evaluate the competitiveness of our stock option grant structure to ensure that our awards remain competitive in the market. Recommendations are reviewed by our Compensation Committee consultants, the Compensation Committee, and presented to our Board for approval. Historically, supplemental option grants have been reviewed and approved by the Board during the first quarter of each year. Long-term equity incentive award ranges have been established which result in total compensation levels ranging from median to above median of market pay levels. The number of options granted to a named executive officer is intended to reward prior year’s individual performance. The awarding of supplemental stock option grants is discretionary and may be discontinued at any time. For a detailed listing of the supplemental annual stock option grants made in 2007 for the named executive officers, see the table entitled “Grants of Plan-Based Awards.”

Outstanding Equity Awards
     The following table sets forth certain information with respect to outstanding equity awards at December 31, 2007 with respect to the named executive officers.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards							Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
										Awards:	Market
										Number	or Payout
					Equity					of	Value of
					Incentive				Market	Unearned	Unearned
					Plan				Value of	Shares,	Shares,
	Number of		Number of		Awards;			Number of	Shares or	Units or	Units or
	Securities		Securities		Securities			Shares	Units of	Other	Other
	Underlying		Underlying		Underlying			or Units of	Stock	Rights	Rights
	Unexercised		Unexercised		Unexercised	Option	Option	Stock that	that Have	that Have	that Have
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Have Not	Not	Not	Not
Name	Exercisable(6)		Unexercisable(6)		Options (#)	Price	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Roger D. Linquist	25,155	(7)	—		—	$5.49	3/11/2014	—	—	—	—
President and CEO(1)	520,800	(8)	—		—	$7.13	8/3/2015	—	—	—	—
	2,418	(9)	—		—	$7.15	12/30/2015	—	—	—	—
	224,831	(13)	289,069	(13)	—	$7.15	3/14/2016	—	—	—	—
	749,925	(14)	1,500,075	(14)	—	$11.33	12/22/2016	—	—	—	—
	—		1,149,000	(17)	—	$23.00	4/18/2017	—	—	—	—
J. Braxton Carter	6,969	(7)	—		—	$5.49	3/11/2014	—	—	—	—
SVP/CFO(2)	41,000	(10)	—		—	$6.31	3/31/2015	—	—	—	—
	164,556	(8)	—		—	$7.13	8/3/2015	—	—	—	—
	5,529	(8)	2,514	(8)	—	$7.13	8/3/2015	—	—	—	—
	669	(9)	—		—	$7.15	12/30/2015	—	—	—	—
	59,850	(13)	76,950	(13)	—	$7.15	3/14/2016	—	—	—	—
	150,000	(15)	450,000	(15)	—	$11.33	12/22/2016	—	—	—	—
	—		291,000	(17)	—	$23.00	4/18/2017	—	—	—	—
Robert A. Young	4,418	(7)	—		—	$5.49	3/11/2014	—	—	—	—
EVP, Market	127,736	(8)	90,282	(8)	—	$7.13	8/3/2015	—	—	—	—
Operations, East(3)	100,012	(13)	128,588	(13)	—	$7.15	3/14/2016	—	—	—	—
	150,000	(15)	450,000	(15)	—	$11.33	12/22/2016	—	—	—	—
	—		237,000	(17)	—	$23.00	4/18/2017	—	—	—	—
Thomas C. Keys	124,290	(8)	—		—	$7.13	8/3/2015	—	—	—	—
COO(4)	63,750	(15)	191,250	(15)	—	$11.33	12/22/2016	—	—	—	—
	—		60,000	(16)	—	$11.33	1/18/2017
	—		177,750	(17)	—	$23.00	4/18/2017
	—		400,000	(18)	—	$31.76	8/8/2017	—	—	—	—
Mark A. Stachiw	120,000	(11)	—		—	$5.47	10/12/2014	—	—	—	—
SVP/General Counsel(5)	34,716	(12)	52,500	(12)	—	$7.15	9/21/2015	—	—	—	—
	8,268	(13)	10,632	(13)	—	$7.15	3/14/2016	—	—	—	—
	28,750	(13)	31,250	(13)	—	$7.15	3/14/2016	—	—	—	—
	112,500	(15)	337,500	(15)	—	$11.33	12/22/2016	—	—	—	—
	—		207,000	(17)	—	$23.00	4/18/2017	—	—	—	—

(1)	Roger D. Linquist was President from January 2007 to June 2007 and was reappointed as President in December 2007.

(2)	J. Braxton Carter became an Executive Vice President in February 2008.

(3)	Robert A. Young became Senior Vice President, Market Operations, Northeast in February 2008 and became our Executive Vice President, Market Operations, East in January 2007.

(4)	Thomas C. Keys continues in his position as Chief Operating Officer in 2008 after becoming Chief Operating Officer and President in 2007. He resigned as President in December 2007. Mr. Keys held the position of Senior Vice President, Market Operations, West from January through June 2007 and during 2005 and 2006 he was Vice President, General Manager Dallas.

(5)	Mark A. Stachiw became an Executive Vice President in February 2008.

(6)	Unless otherwise noted, options vest over a period of four years as follows: twenty-five percent (25%) of the option vests on the first anniversary of service beginning on the “Vesting Commencement Date” (as defined in the Employee Non-Qualified Option Grant Agreement). The remainder vests upon the optionee’s completion of each additional month of service, in a series of thirty-six (36) successive, equal monthly installments beginning with the first anniversary of the Vesting Commencement Date.

(7)	Options granted on March 11, 2004. Options repriced from $4.97 to $5.49 on December 28, 2005.

(8)	Options granted on August 3, 2005.

(9)	Options granted on December 30, 2005 and vest over a one-year period as follows: fifty percent (50%) of the underlying shares vest on January 1, 2006 and the remaining fifty percent (50%) of the shares vest on January 1, 2007.

(10)	Options granted on March 31, 2005.

(11)	Options granted on October 12, 2004. Options repriced from $3.97 to $5.47 on December 28, 2005.

(12)	Options granted on September 21, 2005.

(13)	Options granted on March 14, 2006.

(14)	Options granted on December 22, 2006 and vest over a period of 3 years ending December 22, 2009.

(15)	Options granted on December 22, 2006.

(16)	Options granted on January 18, 2007.

(17)	Options granted on April 18, 2007.

(18)	Options granted on August 8, 2007.
Option Exercises
     The following table sets forth certain information with respect to option and stock exercises during the fiscal year ended December 31, 2007 with respect to the named executive officers.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name & Principal Position	(#)	($)	(#)	($)
J. Braxton Carter—SVP/CFO(1)	19,501	$268,042	—	—

Robert A. Young—EVP Market Operations, East(2)	75,137	$1,022,913	—	—

Thomas C. Keys—COO(3)	48,810	$774,454	—	—

Mark A. Stachiw—SVP/General Counsel(4)	66,000	$1,045,882	—	—

(1)	Mr. Carter became an Executive Vice President during 2008.

(2)	Mr. Young became the SVP of Market Operations, Northeast during 2008. He was also made Executive Vice President, Market Operations, East in January 2007.

(3)	Thomas C. Keys continues in his position as Chief Operating Officer in 2008 after becoming Chief Operating Officer and President in 2007. He resigned as President in December 2007. Mr. Keys held the position of Senior Vice President, Market Operations, West from January through June 2007 and during 2005 and 2006 he was Vice President, General Manager Dallas.

(4)	Mr. Stachiw became an Executive Vice President during 2008.
Pension Benefits
     We do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.
Non-Qualified Deferred Compensation
     We do not have any plan that provides for the deferral of compensation on a basis that is not tax-qualified.
Registration Rights Agreement
     In connection with our initial public offering in April 2007, we amended and restated our existing stockholder agreement and renamed it as a registration rights agreement. The stockholder parties to the registration rights agreement are entitled to certain rights with respect to the registration of the sale of such shares under the Securities Act. Under the terms of the registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, holders who cannot otherwise sell our Common Stock without restriction are entitled to notice of such registration and are entitled to include shares in the registration. Stockholders benefiting from these rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of Common Stock, and we will be required to use our best efforts to effect such registration. Further, these stockholders may require us to file additional registration statements on Form S-3 at our expense. These rights are subject to certain conditions and limitations, among them the rights of underwriters to limit the number of shares included in such registration.
Post-Employment and Change in Control Payments
     We have two stock option plans under which we grant options to purchase our Common Stock: the 1995 Plan and the 2004 Plan, or collectively, our Equity Compensation Plans, and starting in 2007 we granted annual cash performance awards under the 2004 Plan. The 1995 Plan terminated in November 2005 and no further awards can be made under the 1995 Plan, but all options granted before November 2005 remain valid in accordance with their terms. Each of these plans contains certain change in control provisions. For a discussion of these change in control provisions, please see “Employment Agreements, Severance Benefits and Change in Control Provisions.”
     Had a “corporate transaction” (as defined in our 1995 Plan) or a “change of control” (as defined in our 2004 Plan) occurred on December 31, 2007 with respect to each named executive officer, the value of the benefits for each such officer, based on the fair market value of our Common Stock on that date, would have been approximately as follows:

Value of Change in
Name and Principal Position	Control Benefit(*)
Roger D. Linquist, President and Chief Executive Officer(1)	$17,797,631
J. Braxton Carter, SVP & Chief Financial Officer(2)	$5,560,005
Robert A. Young, EVP, Market Operations, East(3)	$6,407,389
Thomas C. Keys, Chief Operating Officer(4)	$2,749,994
Mark A. Stachiw, SVP, General Counsel(5)	$4,249,473

*	These amounts reflect the value of the unvested option awards of each named executive officer upon an occurrence of a Change in Control. Additionally, any annual cash performance awards attributable to each named executive officer would, upon an occurrence of a Change in Control, immediately vest and be deemed earned in full at the target level as of the date of the Change in Control without regard to any applicable performance cycle, restriction or condition being completed or satisfied. For an example of the nature and amounts of the annual cash performance awards granted to our named executive officers in 2007, see the column entitled “Non-Equity Incentive Plan Compensation” in the table entitled “Summary Compensation Table.”

(1)	Roger D. Linquist was President from January 2007 to June 2007 and was reappointed as President in December 2007.

(2)	Mr. Carter became an Executive Vice President during 2008.

(3)	Mr. Young became the SVP of Market Operations, Northeast during 2008. He was also made Executive Vice President, Market Operations, East in January 2007.

(4)	Thomas C. Keys continues in his position as Chief Operating Officer in 2008 after becoming Chief Operating Officer and President in 2007. He resigned as President in December 2007. Mr. Keys held the position of Senior Vice President Market Operations, West from January through June 2007 and during 2005 and 2006 he was Vice President, General Manager Dallas.

(5)	Mr. Stachiw became an Executive Vice President during 2008.
Compensation of Directors
     Non-employee members of our Board are eligible to participate in a non-employee director remuneration plan under which such directors may receive compensation for serving on our Board. Our objectives for director compensation are to remain competitive with the compensation paid to directors of comparable companies while adhering to corporate governance best practices with respect to such compensation, and to reinforce our practice of encouraging stock ownership. For 2007, our non-employee director compensation included:
•	an annual retainer of $15,000, plus $2,000 if such member serves as the chairman of the Finance and Planning, Compensation or the Nominating and Corporate Governance Committee and $5,000 if such member serves as chairman of the Audit Committee, which amount may be payable in cash, Common Stock, or a combination of cash and Common Stock;

•	any payments of annual retainer made in Common Stock shall be for a number of shares that is equal to (a) the portion of the annual retainer to be paid in Common Stock divided by the fair market value of the Common Stock on the date of payment of the annual retainer (b) times three;

•	an initial grant of 120,000 options to purchase our Common Stock plus an additional 30,000 or 9,000 options to purchase Common Stock if the member serves as the chairman of the Audit Committee or as chairman of any of the other committees of the Board, respectively;

•	an annual grant of 30,000 options to purchase our Common Stock plus an additional 15,000 or 6,000 options to purchase Common Stock if the member serves as the chairman of the Audit Committee or as chairman of any of the other committees of the Board, respectively;

•	$1,500 for each in-person Board meeting attended and $750 for each telephonic meeting of the Board attended; and

•	$1,500 for each in-person Committee Paid Event (as defined in our non-employee director remuneration plan) attended and $750 for each telephonic Committee Paid Event attended and the chairman of the committee receives an additional $500 for each in-person Committee Paid Event and $250 for each telephonic Committee Paid Event attended.
     In 2008, the Compensation Committee undertook a review of the non-employee director remuneration plan to ensure that it reflected the Company’s status as a public company and to ensure that it was competitive with the market. As a result of such review, the Company modified its non-employee director remuneration plan for 2008 such that the non-employee director compensation now provides:
•	an annual retainer of $40,000, plus $10,000 if such member serves as Chairman of the Finance and Planning, Compensation or the Nominating and Corporate Governance Committee of the Board of Directors and $30,000 if such member serves as the Chairman of the Audit Committee of the Board, which amounts shall be paid in cash;

•	an initial grant of 33,600 options to purchase our Common Stock upon becoming a member of the Board of Directors and an annual grant of 16,800 options to purchase our Common Stock, with an exercise price equal to the Common Stock’s closing price on the New York Stock Exchange on the date of grant; and

•	$2,000 for each in-person Board meeting and committee meeting attended and $1,000 for each telephonic meeting of the Board of Directors and committee meeting attended.
     The following table sets forth certain information with respect to our non-employee director compensation during the fiscal year ended December 31, 2007.

Director Compensation Table

					Change in
					Pension Value &
					Non-qualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash	Awards(1)	Awards(2)(10)	Compensation	Earnings	Compensation	Total
W. Michael Barnes(3)	$37,750	$59,976	$207,780	—	—	—	$305,506
Arthur C. Patterson(4)	$42,500	$51,000	$150,496	—	—	—	$243,996
John Sculley(5)	$40,000	$51,000	$141,204	—	—	—	$232,204
James F. Wade(6)	$21,500	$51,000	$73,184	—	—	—	$145,684
Walker C. Simmons(7)	$27,000	$44,982	$214,990	—	—	—	$286,972
C. Kevin Landry(8)	$47,000	$44,982	$210,645	—	—	—	$302,627
James N. Perry, Jr.(9)	$40,000	$51,000	$224,090	—	—	—	$315,090

(1)	Stock awards issued to members of the Board are recorded at market value on the date of issuance.

(2)	The value of the option awards is determined using the fair value recognition provisions of SFAS 123(R), which was effective January 1, 2006.

(3)	Includes 5,292 stock awards and 242,487 option awards outstanding as of December 31, 2007.

(4)	Includes 4,500 stock awards and 412,524 option awards outstanding as of December 31, 2007.

(5)	Includes 4,500 stock awards and 616,428 option awards outstanding as of December 31, 2007.

(6)	Includes 4,500 stock awards and 0 option awards outstanding as of December 31, 2007. Mr. Wade resigned November 26, 2007. Mr. Wade’s resignation was not caused by a disagreement with the Company or its management.

(7)	Includes 3,969 stock awards and 150,000 option awards outstanding as of December 31, 2007. Mr. Simmons has elected to not stand for re-election. Mr. Simmons’ decision was not caused by a disagreement with the Company or its management.

(8)	Includes 3,969 stock awards and 180,000 option awards outstanding as of December 31, 2007.

(9)	Includes 4,500 stock awards and 195,000 option awards outstanding as of December 31, 2007.

(10)	The following summarizes the grant date, fair value of each award granted during 2007, computed in accordance with SFAS No. 123(R):

		Number of	Exercise or
		Securities	Base Price
		Underlying	of Option	Grant Date
	Grant	Options	Awards	Fair Value
Name	Date	(#)	($/share)	($)
W. Michael Barnes	1/26/2007	45,000	$11.33	$198,801
Arthur C. Patterson	1/26/2007	36,000	$11.33	$159,041
John Sculley	1/26/2007	36,000	$11.33	$159,041
James F. Wade	1/26/2007	36,000	$11.33	$159,041
Walker C. Simmons	1/26/2007	30,000	$11.33	$132,534
C. Kevin Landry	1/26/2007	30,000	$11.33	$132,534
James N. Perry, Jr.	1/26/2007	36,000	$11.33	$159,041

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
     The following table sets forth information as of March 31, 2008 regarding the beneficial ownership of each class of MetroPCS Communications outstanding capital stock by:
•	each of our directors;

•	each named executive officer;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of the outstanding shares of our Common Stock.
     The beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to our knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of each class or series of Common Stock and preferred stock shown as beneficially owned by them. The number of shares of Common Stock used to calculate each listed person’s percentage ownership of each such class includes the shares of Common Stock underlying options, warrants or other convertible securities held by such person that are exercisable within 60 days after March 31, 2008. For purposes of this “Security Ownership of Principal Stockholders” section, references to “we,” “our,” “us,” “our company” and “company” refer to MetroPCS Communications and its wholly-owned subsidiaries.

	Common Stock
	Beneficially Owned
	Number	Percentage
Directors and Named Executive Officers(1):
Roger D. Linquist(2)	9,051,223	2.58%
J. Braxton Carter(3)	599,766	*
Robert A. Young(4)	572,059	*
Mark A. Stachiw(5)	427,890	*
Thomas C. Keys(6)	282,742	*
John Sculley(7)	1,404,964	*
Arthur C. Patterson(8)	15,688,789	4.50%
W. Michael Barnes(9)	231,964	*
C. Kevin Landry(10)(14)	37,845,500	10.86%
James N. Perry, Jr.(11)(13)	38,731,911	11.12%
Walker C. Simmons(12)	—	—
All directors and executive officers as a group (12 persons)	104,836,808	29.63%

Beneficial Owners of More Than 5%:
M/C Venture Partners, et al(15)	25,670,847	7.37%
75 State Street Boston, MA 02109

Madison Dearborn Capital Partners IV, L.P.(11)(13)	38,576,812	11.08%
Three First National Plaza, Suite 3800 Chicago, IL 60602

TA Associates, et al(10)(14)	37,845,500	10.86%
John Hancock Tower — 56th Floor 200 Clarendon Street Boston, MA 012116

T. Rowe Price Associates, Inc.(16)	27,976,998	8.03%
100 East Pratt Street Baltimore, Maryland 21202

*	Represents less than 1%

(1)	Unless otherwise indicated, the address of each person is c/o MetroPCS Communications, Inc., 2250 Lakeside Blvd., Richardson, Texas 75082.

(2)	Includes 2,200,362 shares of Common Stock issuable upon exercise of options granted under our Equity Compensation Plans, 5,320,861 shares of Common Stock held directly by Mr. Linquist, and 1,530,000 shares of Common Stock held by THCT Partners, LTD, a partnership with which Mr. Linquist is affiliated and may be deemed to be a member of a “group” under Section 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be deemed to share voting and/or investment power with respect to the shares owned by such entities. Mr. Linquist disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in THCT Partners, LTD. Mr. Linquist has dispositive power with respect to the Common Stock held by THCT Partners, LTD.

(3)	Includes 584,805 shares of Common Stock issuable upon exercise of options granted under our Equity Compensation Plans.

(4)	Includes 556,741 shares of Common Stock issuable upon exercise of options granted under our Equity Compensation Plans.

(5)	Includes 427,890 shares of Common Stock issuable upon exercise of options granted under our Equity Compensation Plans.

(6)	Includes 282,742 shares of Common Stock issuable upon exercise of options granted under our Equity Compensation Plans.

(7)	Includes 587,444 shares of Common Stock issuable upon exercise of options granted under our Equity Compensation Plans.

(8)	Includes 384,789 shares of Common Stock issuable upon exercise of options granted to Mr. Patterson under our Equity Compensation Plans and 19,501 shares of Common Stock held directly by Mr. Patterson. All other shares attributed to Mr. Patterson are owned directly by Accel Internet Fund III L.P., Accel Investors ‘99 L.P., Accel IV L.P., Accel VII L.P., ACP Family Partnership L.P., Ellmore C. Patterson Partners, ACP 2007 Accel-7 GRAT U/A/D 4/2/07 and ACP 2007 Accel-10 GRAT U/A/D 4/2/07, with which Mr. Patterson may be deemed to share voting and/or investment power with respect to the shares owned by such entities. Mr. Patterson disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(9)	Includes 208,420 shares of Common Stock issuable upon exercise of options granted under our Equity Compensation Plans.

(10)	Includes 144,265 shares of Common Stock issuable upon exercise of stock options granted to Mr. Landry under our Equity Compensation Plans and 3,969 shares of Common Stock held directly by Mr. Landry. All other shares attributed to Mr. Landry are owned directly by TA Atlantic and Pacific V L.P., TA Investors II L.P., TA IX L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P. and TA/Atlantic and Pacific IV L.P., with which Mr. Landry is affiliated and may be deemed to be a member of a “group” (hereinafter referred to as TA Associates, et al) under Section 13d-3 of the Exchange Act and may be deemed to share voting and/or investment power with respect to the shares owned by such entities. Mr. Landry disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in TA Associates, et al.

(11)	Includes 150,599 shares of Common Stock issuable upon exercise of options granted to Mr. Perry under our Equity Compensation Plans and 4,500 shares of Common Stock held directly by Mr. Perry. All other shares attributed to Mr. Perry are owned directly by Madison Dearborn Capital Partners IV, L.P. and Madison Dearborn Partners IV, L.P. with which Mr. Perry is affiliated and may be deemed to be a member of a “group” (hereinafter referred to as Madison Dearborn Capital Partners IV, L.P., et al) under Section 13d-3 of the Exchange Act and may be deemed to share voting and/or investment power with respect to the shares owned by such entities. Mr. Perry disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in Madison Dearborn Capital Partners IV, L.P., et al.

(12)	Mr. Simmons is a member of Wachovia Capital Partners (“WCP”) and holds all securities received as director compensation for the benefit of WCP, including 9,159 shares of Common Stock and 90,932 shares of Common Stock issuable upon exercise of options granted under our Equity Compensation Plans. Mr. Simmons disclaims beneficial ownership of all such securities as well as the shares of Common Stock owned by WCP and its affiliates, except to the extent of his pecuniary interest therein. Mr. Simmons has elected to not stand for re-election to the Board. Mr. Simmons’ decision was not based on any disagreement with the Company or its management.

(13)	Madison Dearborn Capital Partners IV, L.P., et al (consisting of Madison Dearborn Capital Partners IV, L.P. and Madison Dearborn Partners IV, L.P.) may be deemed to be a “group” under Section 13d-3 of the Exchange Act. Includes 4,500 shares of Common Stock and 150,599 shares of Common Stock issuable upon exercise of options granted under our Equity Compensation Plans, which are held directly by Mr. Perry.

(14)	TA Associates, et al (consisting of TA Atlantic and Pacific V L.P., TA Investors II L.P., TA IX L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P. and TA/Atlantic and Pacific IV L.P.) may be deemed to be a “group” under Section 13d-3 of the Exchange Act. Includes 3,969 shares of Common Stock and 144,265 shares of Common Stock issuable upon exercise of options granted under our Equity Compensation Plans, which are held directly by Mr. Landry.

(15)	M/C Venture Partners, et al (consisting of M/C Venture Investors, LLC, M/C Venture Partners IV, LP, M/C Venture Partners V, LP, and Chestnut Venture Partners LP) may be deemed to be a “group” under Section 13d-3 of the Exchange Act.

(16)	Based on a Schedule 13G filed on December 31, 2007 by T. Rowe Price Associates, Inc. (“Price Associates”), in its capacity as investment manager as to holdings as of December 31, 2007 and as updated by conversations with such owner, it is our belief that Price Associates beneficially owned the number of shares indicated as of March 31, 2008. Price Associates has sole dispositive power over 27,833,498 shares and has sole voting power over 12,658,442 shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

TRANSACTIONS WITH RELATED PERSONS AND APPROVAL
     Corey A. Linquist co-founded MetroPCS Communications and is the son of our Chief Executive Officer, President and Chairman of our Board, Roger D. Linquist, and has served as our Vice President and General Manager, Sacramento since January 2001, and as our Director of Strategic Planning from July 1994 until January 2001. In 2007, we paid Mr. Corey Linquist a salary of $220,758 and a bonus of $114,600, and we granted him options to purchase up to 105,000 shares of our Common Stock at an exercise price of $23 per share. These options expire on April 18, 2017.
     Todd C. Linquist, the son of our Chief Executive Officer, President and Chairman of our Board, Roger D. Linquist, and husband of Michelle D. Linquist, our former Director of Logistics, has held several positions with us since July 1996, and is currently our Staff Vice President, Wireless Data Services. In 2007, we paid Mr. Todd D. Linquist a salary of $145,161 and a bonus of $70,200, and we granted him options to purchase 15,000 shares to acquire our Common Stock at an exercise price of $23 per share. These options will expire on April 18, 2017.
     Phillip R. Terry, the son-in-law of our Chief Executive Officer, President and Chairman of our Board, Roger D. Linquist, has served as our Vice President of Corporate Marketing since December 2003, as our Staff Vice President for Product Management and Distribution Services from April 2002 until December 2003, and as our Director of Field Distribution from April 2001 until April 2002. In 2007, we paid Mr. Terry a salary of $198,846 and a bonus of $107,800, and we granted him options to purchase 105,000 shares to acquire our Common Stock at an exercise price of $23 per share. These options will expire on April 18, 2017.
     Michelle D. Linquist, the daughter-in-law of our Chief Executive Officer, President and Chairman of our Board, Roger D. Linquist, and wife of Mr. Todd C. Linquist, our Staff Vice President, Wireless Data Services, was an employee of our company from June 2004 until May 2007. Mrs. Linquist was our Director of Logistics from July 2005 until May 2007. From June 2004 through July 2005, Mrs. Linquist served as our Manager of Logistics. In 2007, we paid Mrs. Linquist a salary of $44,662, and we granted her options to purchase 25,200 shares to acquire our Common Stock at an exercise price of $23 per share. Due to Mrs. Linquist’s departure from the Company 48,299 of her total option awards were forfeited. Mrs. Linquist was hired as an independent consultant in December 2007, upon approval by the Board, and paid $12,215 in 2007 as an independent contractor.
     Effective as of June 19, 2006, MetroPCS Wireless, Inc. entered into an Interconnection and Traffic Exchange Agreement, or TEA, with Cleveland Unlimited, Inc., d/b/a Revol, or Revol, under which we and Revol provide wireless roaming services to each other. The TEA was amended in November 2007 effective as of August 9, 2007. Revol is wholly-owned by Cleveland Unlimited, LLC, or CU LLC. M/C Venture Partners, one of our largest stockholders, and Columbia Capital, also a stockholder, each own 44.6% of the membership interests of CU LLC. Additionally, James F. Wade, one of our former directors, and Harry F. Hopper, III, another of our former directors, are directors of Revol. Amounts due under the TEA are not fixed. For the first eighteen months of the TEA, plus the later of one month or the date the parties elect to bill each other, traffic is exchanged for no charge. Afterwards, each party pays the other party on a per minute basis for directing telecommunications traffic to its network. Either party may terminate the TEA upon 60 days written notice to the other party. This agreement and its amendment were each negotiated as an arms-length transaction and we believe they each represent market terms. Our Audit Committee reviewed and recommended to our Board that both the TEA and its amendment be approved and our Board has approved both the TEA and its amendment.
     C. Kevin Landry, one of our directors, is a general partner of various investment funds affiliated with TA Associates, one of our greater than 5% stockholders. These funds owned in the aggregate an approximate 20% interest in Asurion Insurance Services, Inc., or Asurion, a company that provides services to our customers, including handset insurance programs and roadside assistance services. As of June 2007, these funds sold their interest to a group of private equity firms led by Madison Dearborn Partners, Inc. An affiliate of Madison Dearborn Partners, Inc. is an investor in MetroPCS Communications and Mr. Perry, one of our directors, also services on Asurion’s Board of Directors. Pursuant to our agreement with Asurion, we bill our customers directly for these services and we remit the fees collected from our customers for these services to Asurion. As compensation for providing this billing and collection service, we received a fee from Asurion of approximately $5.7 million for the year ended December 31, 2007. We also sell handsets to Asurion. For the year ended December 31, 2007, we sold approximately $10.8 million in handsets to Asurion. Our arrangements with Asurion were negotiated at arms-length, and we believe they represent market terms. Our Audit Committee reviewed and recommended to our Board that this relationship be approved and ratified and our Board has approved and ratified this relationship.
     Wachovia Capital Partners and M/C Venture Partners purchased National Grid Wireless (now known as Light Tower Wireless, or Light Tower), a company that provides us with cell site leases and distributed antenna system leases. Mr. James F. Wade, a director of ours at the time of Board approval of this transaction and who has since resigned, is the Managing General Partner of M/C Venture Partners, one of our greater than 5% stockholders, and Walker C. Simmons, one of our directors, is a general partner of Wachovia Capital Partners. During the twelve months ended December 31, 2007, we recorded rent expense of approximately $0.3 million for cell site leases. As of December 31, 2007, we owed approximately $0.1 million to Light Tower for deferred rent liability related to these cell site leases.
Procedures for Approval of Related Person Transactions
     Our Summary of Delegated Approvals, which governs the spending authority for our directors, officers and most senior employees, includes specific provisions for related party transactions. Pursuant to the Summary of Delegated Approvals, related party transactions include all transactions with related parties that do not constitute services or products sold by the Company on the same terms offered to all Company employees. The Audit Committee is required under its charter to establish procedures for the approval of related party transactions between the Company and any executive officer or director that would potentially require disclosure under Item 404 of Regulation S-K under the Securities Act.
     In the event that a related party transaction is identified, our Summary of Delegated Approvals require that our Executive Vice President and General Counsel approve any related party transactions in excess of $10,000. Further, our practice has been for that transaction to be reviewed and approved by our Executive Vice President and Chief Financial Officer, Chief Executive Officer or our Board, depending on the monetary value of the transaction.
     Additionally, our Summary of Delegated Approvals requires reporting all related party transactions to our Executive Vice President, General Counsel and Secretary and Vice President — Controller for financial statement disclosure purposes. Related party transactions cannot be approved by the Executive Vice President and Chief Financial Officer, Chief Executive Officer, Executive Vice President, General Counsel and Secretary or a member of our Board if they are one of the parties in the related party transaction. In such instance, the next higher level of authority (or a majority of disinterested directors) must approve that particular related party transaction. Material related party transactions involving a director are also approved by the Board.

Ratification of the Appointment of Deloitte & Touche LLP
As Independent Auditors
(Proposal 2)
     The Audit Committee has appointed Deloitte & Touche LLP to serve as independent auditors for the fiscal year ending December 31, 2008. Deloitte & Touche LLP has served as the Company’s independent auditors for the last three years and is considered by management to be well qualified.
     One or more representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.
Audit and All Other Fees
     Deloitte & Touche LLP acts as the Company’s principal auditor and also provides certain audit-related services and other services. The billed fees for services provided by Deloitte & Touche LLP during the years ended December 31, 2007 and 2006 were as follows (dollars in thousands):

	2007	2006
Audit Fees (1)	$3,704	$4,362
Audit-Related Fees (2)	776	303
Tax Fees (3)	—	—
All Other Fees (4)	75	1,840

Total Fees	$4,555	$6,505

(1)	Consists of fees for the audits of our consolidated financial statements for the years ended December 31, 2007 and 2006, reviews of our interim financial statements, and evaluation of our compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Consists of fees for assurance and related services, other than those included in Audit Fees, and includes charges for review and support for our initial public offering, private placement of $400 million in 9 1/4% Senior Notes due 2014, or Senior Notes, registration of our Senior Notes, and our rescission offer to the holders of certain stock options.

(3)	No fees were billed to us by Deloitte & Touche LLP for tax services in 2007 and 2006.

(4)	Other fees include professional services related to our preparation to comply with section 404 of the Sarbanes-Oxley Act of 2002.
Audit Committee Pre-Approval of Independent Auditor Services
     In order to assure continued independence of our independent auditors, the Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services performed by our independent auditor. The Committee pre-approves a list of audit, audit-related and permitted non-audit services that may be provided by the independent auditor without obtaining pre-approval from the Audit Committee.
     Ratification of the appointment of independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. If the stockholder should not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.
The Board of Directors recommends a vote
FOR
the ratification of the appointment of Deloitte & Touche LLP as independent auditors

Other Information and Business
Company Information
     The Company’s website contains the Company’s current Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Committee Charters, the Code of Ethics and the Company’s SEC filings. You may view any of these documents at www.metropcs.com and click on the Investor Relations tab. You will also find a copy of this Proxy Statement, a copy of the Company’s Annual Report to Stockholders and a copy of the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2007 as filed with the SEC. You may obtain a copy of the Company’s Annual Report on Form 10-K upon request, free of charge, by directing your request in writing to the Company’s Investor Relations department at MetroPCS Communications, Inc., 2250 Lakeside Blvd., Richardson, Texas 75082.
Duplicate Mailings
     The Company is required to provide an Annual Report and Proxy Statement to all stockholders of record on the Record Date. If you have more than one account in your name or another person at the same address has an account, the Company or your broker may deliver only one copy of this Proxy Statement as permitted by the Securities Act, unless you notify the Company of your desire to receive multiple copies.
     The Company will promptly deliver, upon oral or written request, additional copies of the Proxy Statement to any stockholder residing at the same address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to the Investor Relations department at MetroPCS Communications, Inc., 2250 Lakeside Blvd., Richardson, Texas 75082, or by calling the Investor Relations department at 214-570-4641.
     Stockholders of record residing at the same address and currently receiving multiple copies of the Proxy Statement may contact our Investor Relations department at the address and phone above or our transfer agent, AST, to request that only a single copy of the Proxy Statement be mailed in the future. You may contact AST at 800-937-5449 or by mail at American Stock Transfer & Trust Co., 59 Maiden Lane, New York, New York 10038.
Stockholder Proposals for the 2009 Annual Meeting of Stockholders
     Stockholder proposals intended to be included in the proxy materials for the 2009 Annual Meeting of Stockholders must be received by the Company no later than December 22, 2008. However, if the date of the 2009 Annual Meeting of Stockholders changes by more than 30 days from the date of the 2008 Annual Meeting of Stockholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to stockholders. Stockholder proposals must also be otherwise eligible for inclusion.
     If a stockholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the stockholder must follow the procedures set forth in the Company’s Bylaws. If the date of the 2009 Annual Meeting of Stockholders is the same as the date of the 2008 Annual Meeting of Stockholders, stockholders who wish to nominate directors or to bring business before the 2009 Annual Meeting of Stockholders must notify the Company between March 24, 2009 and May 3, 2009.
     A copy of our Bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from the Company’s Secretary at the address indicated on the first page of this proxy statement or on our website at www.metropcs.com under the Investor Relations tab, Corporate Governance. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of 10% or more of the Company’s outstanding Common Stock to file reports concerning their ownership (Form 3) and changes in ownership (Form 4 and Form 5) of Company equity securities with the SEC. Based solely upon our review of such reports, the Company believes that all persons filed on a timely basis all reports required by Section 16(a) with the exception of the following instances: (i) each of Messrs. Linquist, Carter, Glen, Keys, Lorang, Olsen, Stachiw, Terreri, Young, Barnes, Landry, Patterson, Perry, Sculley, Simmons, Wade, Ms. Kornegay, Madison Dearborn Capital Partners IV, L.P., et al, TA Associates, et al and Accel Partners, et al filed an untimely Form 3 as the result of administrative delays following the unexpected effectiveness of the Company’s Form 10 in advance of the effectiveness of the Company’s Registration Statement on Form S-1 related to its initial public offering; (ii) Mr. Carter untimely filed one Form 4 related to the exercise of stock options as a result of administrative delays; and (iii) Mr. Bolger untimely filed a Form 3 and a Form 4 related to a grant of stock options as a result of administrative delays upon joining the Company.
Other Business
     Management does not know of any other items or business, other than those in the accompanying Notice of Annual Meeting of Stockholders, which may properly come before the Annual Meeting or other matters incident to the conduct of the Annual Meeting.
     As to any other item or proposal that may properly come before the Annual Meeting, including voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.
     The form of proxy and this proxy statement have been approved by the Board and are being provided to stockholders by its authority.
By Order of the Board of Directors
Roger D. Linquist
Chairman of the Board of Directors, President and Chief Executive Officer

2008 ANNUAL MEETING ADMISSION TICKET
ANNUAL MEETING OF STOCKHOLDERS OF
Friday, May 23, 2008
10:00 A.M., Local Time
Eisemann Center
2351 Performance Drive
Richardson, TX 75082
At the Annual Meeting, stockholders will vote upon the proposals outlined in the Notice of Annual Meeting of Stockholders, including the election of directors, the ratification of the appointment of MetroPCS’ independent auditors and any other business as may properly come before the Annual Meeting.
Upon arrival please present this Admission Ticket, together with a valid photo identification to enter the Annual Meeting. This Admission Ticket only admits the stockholder identified on the reverse side and is non-transferable.
â DETACH ADMISSION TICKET HERE â

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2008 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and date and return this card.
     The undersigned stockholder of MetroPCS Communications, Inc. (MetroPCS) hereby appoints Mssrs. J. Braxton Carter, EVP and CFO, and Thomas C. Keys, COO, as proxies, with full authority, which may be exercised by either one or both of them, with power of substitution, to vote all shares of common stock of MetroPCS (the “Common Stock”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MetroPCS, and any adjournment(s) or postponement(s) thereof, as indicated on the reverse side, and in their discretion on all other matters as may properly come before the Annual Meeting, which shall be held at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas 75082 at 10:00 a.m. (local time) on May 23, 2008 (the “Annual Meeting”).
(Continued and to be marked, signed and dated on the reverse side)

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ANNUAL MEETING OF STOCKHOLDERS OF
May 23, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

■ 10030000000000000000 3	052308

        PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
The Board of Directors recommends a vote “FOR” the election of director

1.	Election of Director:

NOMINEE:
☐	FOR THE NOMINEE	Roger D. Linquist

☐	WITHHOLD AUTHORITY FOR THE NOMINEE

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

The Board of Directors recommends a vote “FOR” Proposal 2.		FOR	AGAINST	ABSTAIN

2.	To Ratify the appointment of Deloitte & Touche LLP as the MetroPCS Communications, Inc. independent auditor for fiscal year ending December 31, 2008.	☐	☐	☐

3.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The shares will be voted as recommended by the Board of Directors unless otherwise indicated in which case they will be voted as marked.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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